EXHIBIT 10.69

(Operation Number 38237)

LOAN AGREEMENT

between

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

and

EUROPEAN BANK
FOR RECONSTRUCTION AND DEVELOPMENT

Dated August 22, 2007

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SCHEDULE 1 - COMMITMENT

EXHIBITS

EXHIBIT A	-	FORM OF DISBURSEMENT APPLICATION

EXHIBIT B	-	FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

EXHIBIT C	-	FORM OF LETTER TO AUDITORS

EXHIBIT D	-	LIST OF SUBSIDIARIES

EXHIBIT E	-	LICENCES

EXHIBIT F	-	REPORT ON ENVIRONMENTAL MATTERS AND SOCIAL MATTERS

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LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”) dated August 22, 2007 between CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. a company incorporated and existing under the laws of Bermuda (the “Borrower”), and the EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organisation formed by treaty (“EBRD”).

ARTICLE I - DEFINITIONS

Section 1.01.	Definitions

Wherever used in this Agreement (including the Exhibits and any Schedules), unless the context otherwise requires, the following terms have the following meanings:

“2005 Indenture”
means the indenture dated 5 May, 2005, between the Borrower, the Subsidiary Guarantors, JPMorgan Chase Bank, N.A., London Branch (as Trustee, Transfer Agent, Principal Paying Agent and Security Trustee) and J.P. Morgan Bank Luxembourg S.A. (as Registrar and Luxembourg Transfer and Paying Agent) providing for the creation and issuance of the 2005 Notes.

“2005 Notes”	means the €245,000,000 fixed rate notes created and issued by the Borrower under the 2005 Indenture, together with any additional notes created and issued thereunder.

“2005 Trustee”	means JPMorgan Chase Bank, N.A., London Branch as Trustee and Security Trustee under the 2005 Indenture, or any successor appointed in accordance with the terms thereof.

“2007 Indenture”
means the indenture dated 16 May, 2007, between the Borrower, the Subsidiary Guarantors, BNY Corporate Trustee Services Limited (as Trustee), The Bank of New York (as Transfer Agent, Principal Paying Agent and Security Trustee) and The Bank of New York (Luxembourg) S.A. (as Registrar, Luxembourg Transfer Agent and Luxembourg Paying Agent) providing for the creation and issuance of the 2007 Notes.

“2007 Notes”	means the €150,000,000 floating rate notes created and issued by the Borrower under the 2007 Indenture, together with any additional notes created and issued thereunder.

“2007 Trustees”
means, collectively, BNY Corporate Trustee Services Limited as Trustee under the 2007 Indenture and The Bank of New York as Security Trustee under the 2007 Indenture or any successors appointed in accordance with the terms thereof.

“A Loan”	means the maximum principal amount of the loan provided for in Section 3.01(1) or, as the context may require, the principal amount thereof from time to time outstanding.

“Auditors”	means such firm of independent accountants as the Borrower may from time to time appoint as its auditors in accordance with Section 5.06.

“Authorisation”
any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with any Governmental Authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period and all corporate, creditors' and shareholders' approvals or consents.

“Available Amount”	means, as of any date, an amount determined by EBRD to be:

(a)            the Commitment as of such date; less

(b)            the aggregate principal amount of all Disbursements scheduled to be outstanding on such date (other than a Disbursement proposed to be made on such date and other than an existing Disbursement which is scheduled, in accordance with Section 3.07, to be repaid on such date to the extent that the proceeds of a Disbursement proposed to be made on such date will be applied to repay such existing Disbursement in accordance with Section 3.07.

“B Loan”	means the maximum principal amount of the loan provided for in Section 3.01(2) or, as the context may require, the principal amount thereof from time to time outstanding.

“Budget”
means, in relation to any Financial Year, the forecast consolidated results for the Group (including balance sheets, profit and loss, cash flows, Segment Net Revenues and Segment EBITDA), together with the summary economic, market and financial assumptions and financial results, including expenditures on the Project, in respect thereof.

“Business Day”
means a day (other than a Saturday or Sunday) on which commercial banks are open for the transaction of general business (including dealings in foreign exchange and foreign currency deposits) in London, England and which is a TARGET Day.

“Business Plan”
means the Borrower's business plan, in the form of a computer model sent to EBRD by courier on 12 January, 2007, comprising (1) summary economic, market and financial assumptions and financial results, including expenditures on the Project, segmented by each of the current Countries of Operation, and (2) consolidated financial results for the Group, in each case showing actual results for 2005 consistent with the Borrower's audited financial statements and 10-K Forms required to be filed with the Commission, together with forecasts for each of the following Financial Years up to 2012, as updated or amended in accordance with Section 5.03.

“Change of Control”	shall have the meaning ascribed to it in the 2005 Indenture.

“Change of Control
Triggering Event”	shall have the meaning ascribed to it in the 2005 Indenture.

“Charter”
means, in respect of any company, corporation, partnership, enterprise or other entity, its charter, founding act, articles or certificate of incorporation and byelaws, memorandum and/or articles of association, statutes or similar instrument, as applicable, as may be amended from time to time.

“Commission”	shall have the meaning ascribed to it in the 2005 Indenture.

“Commitment”
means, for each period set forth in Schedule 1, the amount set forth in Schedule 1 opposite such period, which amount is the maximum principal amount of the Loan during such period hereunder, to the extent that such amount has not been cancelled pursuant to Section 3.03.

“Commitment Period”
means the period commencing on the date of this Agreement and terminating on the earlier of the Final Maturity Date and the date the obligation of EBRD to make Disbursements hereunder terminates in accordance with the terms of this Agreement.

“Country of Operation”
means each of Croatia, Czech Republic, Romania, Slovak Republic, Ukraine and Slovenia, together with any of Poland, Hungary, Serbia, Bulgaria and Russia in which any member of the Group shall have any business operations from time to time (together, the “Countries of Operation”).

“Czech Loans”
means the Loan Agreement No. 2644/05/LCD dated 27 October, 2005, entered into by and between Česká spořitelna, a.s., as lender and CET 21 spol. s r.o., as borrower and the Loan Agreement No. 2645/05/LCD dated 27 October, 2005, entered into by and between  Česká spořitelna, a.s., as lender and CET 21 spol. s r.o., and Česká produkčnί 2000, a.s., as joint borrowers, as each such agreement may be amended from time to time and any renewals or refinancings thereof.

“Default”	means any Event of Default or any event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would become an Event of Default.

“Default Interest Period”
means, with respect to any amount overdue under this Agreement, a period commencing on the day on which such payment becomes due or, as the case may be, on the last day of the previous Default Interest Period with respect to such overdue amount, and ending on  a Business Day selected by EBRD.

“Disbursement”	means the disbursement of any portion of the Loan from time to time pursuant to Section 3.02 or, as the context may require, the principal amount thereof from time to time outstanding.

“Dollars” , “USD” or “$”	means the lawful currency of the United States of America.

“Environmental Matter”	means:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	health and safety of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Euro”, “EUR” or “€”
means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union and the Treaty of Amsterdam.

“Event of Default”	means any one of the events or occurrences specified in Section 7.01.

“Final Maturity Date”	means 10 May 2011.

“Financial Statements”
means the consolidated financial statements (including balance sheet, income statement, statement of changes in equity, cash flow statement and notes, comprising a summary of significant accounting policies and other explanatory notes) of the Borrower and its Subsidiaries prepared in accordance with Generally Accepted Accounting Principles.

“Financial Year”	means the period commencing each year on 1 January and ending on the following 31 December, or such other period as the Borrower may from time to time designate as the accounting year of the Borrower.

“Framework Agreement”	means the agreement dated 13 December 2004 between the Borrower, CME Media Enterprises B.V. and PPF (Cyprus) Ltd. (as amended).

“Generally Accepted
Accounting Principles”	means accounting principles generally accepted in the United States of America as in effect from time to time and consistently applied.

“Governmental Authority”
means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies), and all officials, agents and representatives of each of the foregoing.

“Group”	means the Borrower and its Subsidiaries.

“Incur”	shall have the meaning ascribed to it in the 2005 Indenture.

“Indebtedness”	shall have the meaning ascribed to it in the 2005 Indenture.

“Indentures”	means, collectively, the 2005 Indenture and the 2007 Indenture.

“Interbank Rate”
means, for each Interest Period, the offered rate per annum for deposits in the Loan Currency which appears on the Reference Page as of 11:00 a.m., Brussels time, on the relevant Interest Determination Date for the period which is closest to the duration of such Interest Period (or, if two periods are equally close to the duration of such Interest Period, the average of the two relevant rates); provided that:

(a)         if, for any reason, the Interbank Rate cannot be determined at such time by reference to the Reference Page, the Interbank Rate for such Interest Period shall be the rate per annum which EBRD determines to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/16%) of the offered rates per annum for deposits in the Loan Currency in an amount comparable to the portion of the Loan scheduled to be outstanding during such Interest Period for a period equal to such Interest Period which are advised to EBRD by three major banks active in the Euro-zone interbank market selected by EBRD; and

(b)         if EBRD determines that deposits in the Loan Currency are not being offered in the Euro-zone interbank market in such amounts or for such period, the Interbank Rate for such Interest Period shall be the cost to EBRD (expressed as a rate per annum) of funding the portion of the Loan scheduled to be outstanding during such Interest Period from whatever sources it selects.

“Interest
Determination Date”	means, for any Interest Period, the date two Business Days prior to the first day of such Interest Period.

“Interest Payment Date”
means the last day of each Interest Period, determined in accordance with Section 3.05(b), and which shall in each case fall on a day which is the tenth day of a calendar month; provided however that if any Interest Payment Date would otherwise fall on a day which is not a Business Day, such Interest Payment Date shall be changed to the next succeeding Business Day.

“Interest Period”	means, for any Disbursement, the period determined in accordance with Section 3.05(b).

“Leverage Ratio”	shall have the meaning ascribed to it in the 2005 Indenture.

“Licences”	means the licences listed in Exhibit E, as may be renewed, extended or superseded from time to time.

“Lien”	shall have the meaning ascribed to it in the 2005 Indenture.

“Loan”	means collectively, the A Loan and the B Loan or, as the context may require, the principal amount thereof from time to time outstanding.

“Loan Currency”	means the currency in which the Loan is denominated as set forth in Section 3.01.

“Long-term Debt”
means, as of any date, any Indebtedness of the Borrower all or part of which, or the final payment of which, is due after the Final Maturity Date but which, for the avoidance of doubt, excludes Indebtedness which constitutes a refinancing of any or all of the Notes.

“Margin”	means 1.625% per annum.

“Material Adverse Effect”	means a material adverse effect on:

(a)           the ability of the Borrower or any Subsidiary Guarantor to perform or comply with any of their respective obligations under any New Financing Agreement or Charter (as the case may be) or of any relevant member of the Group to comply with any obligations under any Licence;

(b)           the rights and remedies of EBRD in respect of any Security;

(c)           the legality, validity, enforceability and binding nature of any New Financing Agreement, Licence or (in the case of the Borrower and the Subsidiary Guarantors) Charter or the legal rights, remedies and priorities of EBRD under any of the New Financing Agreements; or

(d)           the business, operations, financial condition  or prospects of the Borrower, any Subsidiary Guarantor or the Group as a whole.

“New Contract Assignment”
means the security assignment dated on or about the date hereof pursuant to which the Borrower and CME Media Enterprises B.V. grant to EBRD a security interest in all of their rights, interests and benefits under the Framework Agreement and any performance bonds, warranties, guarantees and undertakings issued thereunder in favour of the Borrower or CME Media Enterprises B.V., together with the notices and acknowledgements and consents in the forms attached thereto, which instrument shall be in the Agreed Form.

“New Financing
Agreements”	means:

(a)     this Agreement,

(b)     the New Participation Agreement,

(c)         the New Subsidiary Guarantees,

(d)         the New Share Pledges,

(e)         the New Contract Assignment,

(f)          the New Intercreditor Agreement,

(g)         the Disbursement applications referred to in Section 3.02, and

(h)         any other agreements entered into between the Borrower or any of its Subsidiaries and EBRD and notices, certificates and applications issued by the Borrower or any of its Subsidiaries to EBRD in each case in connection with this Agreement or the transactions contemplated by this Agreement.

“New Intercreditor
Agreement”
means the Original Intercreditor Agreement as amended and restated by a Deed of Amendment to be entered into between EBRD, the 2005 Trustee, the 2007 Trustees, the Borrower and the Subsidiary Guarantors, providing for, inter alia, sharing of the Security and any other security interest created in favour of EBRD, the 2005 Trustee and the 2007 Trustees and the Security Trustee to secure any amounts owing by the Borrower, which agreement shall be in the Agreed Form.

“New Participation
Agreement”	means the agreement to be entered into between EBRD and each Participant in relation to each Participation.

“New Security Documents”	means:

(a)	the New Share Pledges,

(b)	the New Contract Assignment, and

(c)	any other instrument or document entered or to be entered into as security for all amounts owing to EBRD under the New Financing Agreements.

“New Share Pledge”
means each pledge dated on or about the date hereof in favour of EBRD over the shares of Central European Media Enterprises N.V. and CME Media Enterprises B.V. respectively, in the Agreed Form (together the “New Share Pledges”).

“New Subsidiary Guarantee”
means a guarantee of all amounts owing to EBRD by the Borrower under the New Financing Agreements, as applicable, each such guarantee to be entered into by a Subsidiary  Guarantor in favour of EBRD in the Agreed Form (together, the “New Subsidiary Guarantees”).

“Notes”	means, collectively, the 2005 Notes and the 2007 Notes.

“Operational Documents”	means:

(a)    the Licences;

(b)    the Charters of the Borrower and the Subsidiary Guarantors; and

(c)    the Framework Agreement.

“Original Contract
Assignment”
means the security assignment dated 21 July, 2006 pursuant to which the Borrower and CME Media Enterprises B.V. granted to EBRD a security interest in all of their rights, interests and benefits under the Framework Agreement and any performance bonds, warranties, guarantees and undertakings issued thereunder in favour of the Borrower or CME Media Enterprises B.V., together with the notices and acknowledgements and consents in the forms attached thereto.

“Original Financing
Agreements”	means:

(a)         the Original Loan Agreement;

(b)         the Original Participation Agreement,

(c)         the Original Subsidiary Guarantees,

(d)         the Original Share Pledges,

(e)         the Original Contract Assignment,

(f)          the Original Intercreditor Agreement as superseded by the New Intercreditor Agreement,

(g)         the Supplemental Loan Agreement,

(h)         the Disbursement applications referred to in Section 3.02 of the Original Loan Agreement, and

(i)   any other agreements entered into between the Borrower or any of its Subsidiaries and EBRD and notices, certificates and applications issued by the Borrower or any of its Subsidiaries to EBRD in each case in connection with the Original Loan Agreement or the transactions contemplated thereby.

“Original Intercreditor
Agreement”
means the intercreditor agreement dated 21 July, 2006 between EBRD, the 2005 Trustee, the Borrower and the Subsidiary Guarantors, as amended and restated by a Deed of Amendment dated 16 May, 2007 between EBRD, the 2005 Trustee, the 2007 Trustees, the Borrower and the Subsidiary Guarantors, providing for, inter alia, sharing of the Security and any other security interest created in favour of EBRD, the 2005 Trustee and the 2007 Trustees to secure any amounts owing by the Borrower.

“Original Loan Agreement”
means the loan agreement dated 21 July, 2006 between the Borrower and EBRD, as amended by an amendatory letter agreement dated 16 November, 2006 and as further amended by the Supplemental Loan Agreement.

“Original Participation
Agreement”	means the participation agreement dated 21 July, 2006 between EBRD and the Participants thereunder.

“Original Security
Documents”	means:

(a)	the Original Share Pledges,

(b)	the Original Contract Assignment, and

(c)	any other instrument or document entered or to be entered into as security for all amounts owing to EBRD under the Original Financing Agreements.

“Original Share Pledge”	means each pledge dated 21 July, 2006 in favour of EBRD over the shares of Central European Media Enterprises N.V. and CME Media Enterprises B.V. respectively (together, the “Original Share Pledges”).

“Original Subsidiary
Guarantee”
means a guarantee of all amounts owing to EBRD by the Borrower under the Original Financing Agreements, as applicable, each such guarantee entered into by a Subsidiary Guarantor on 21 July, 2006 in favour of EBRD (together, the “Original Subsidiary Guarantees”).

“Participant”	means a person from whom EBRD receives a formal commitment to acquire a Participation through the execution of, or the accession to, the New Participation Agreement.

“Participation”	means a participation in the Loan or, as the context may require, in a Disbursement.

“Permitted Liens”	shall have the meaning ascribed to it in the 2005 Indenture.

“Project”
means, collectively, (i) the acquisition by any member of the Group of minority stakes in operations of the Group in the Ukraine and Romania; (ii) the upgrade and extension by any member of the Group of studio premises in the Ukraine and Romania; and (iii) the acquisition by any member of the Group of additional broadcasting licences and/or operations in the Ukraine.

“Quarterly Date”
means any day which is 10 February, 10 May, 10 August or 10 November in any year; provided, however, that, if any Quarterly Date would otherwise fall on a day which is not a Business Day, such Quarterly Date shall be changed to the next succeeding Business Day.

“Reduction Date”	means the last day of each of the periods set forth in Schedule 1.

“Reference Page”
means the display of  Euro-zone interbank offered rates for deposits in the Loan Currency designated as page EURIBOR01 on Reuters Services (or such other page as may replace page EURIBOR01 on Reuters Services for the purpose of displaying Euro-zone interbank offered rates for deposits in the Loan Currency).

“Regulation S”	shall have the meaning ascribed to it in the 2005 Indenture.

“Renewal Disbursement”
means a Disbursement which is used exclusively for the purpose of repaying all or part of one or more outstanding Disbursements and, after application of the proceeds thereof, results in no net increase in the aggregate principal amount of Disbursements then outstanding.

“Restricted Subsidiary”	shall have the meaning ascribed to it in the 2005 Indenture.

“Security”	means the security created, expressed to be created or agreed to be created pursuant to any of the New Security Documents to secure all amounts owing to EBRD under the New Financing Agreements.

“Segment EBITDA”
means, in relation to each of the Countries of Operation from time to time, net income (loss), before interest, taxes, depreciation, other income and foreign exchange gains or losses and amortisation of intangible assets, as determined for the purposes of the Borrower's Form 10-K filed annually with the Commission.

“Segment Net Revenue”	means, in relation to each of the Countries of Operation from time to time, the net sales revenue as determined under Generally Accepted Accounting Principles.

“Significant Subsidiary”	shall have the meaning ascribed to it in the 2005 Indenture.

“Social Matter”	means:

(a)         labour standards and employment conditions as regulated by applicable law;

(b)         the impact on persons of resettlement or land acquisition;

(c)         the impact on indigenous peoples and other vulnerable groups;

(d)         the impact on objects of cultural heritage including archaeological artefacts and sites; or

(e)         public consultation and disclosure, including grievances from members of the public notified to the Borrower.

“Subsidiary”	means, with respect to any entity, any other entity over 50% of whose capital is owned, directly or indirectly, by such entity or which is otherwise effectively controlled by such entity.

“Subsidiary Guarantor”	means each of Central European Media Enterprises N.V. and CME Media Enterprises B.V. (together, the “Subsidiary Guarantors”).

“Successor Guarantor”	means the resulting, surviving or transferee Person so referenced in Section 4.18(d)(1) of the 2005 Indenture.

“Supplemental Loan
Agreement”	means the Supplemental Agreement dated on or about the date hereof between the Borrower and EBRD, amending the Original Loan Agreement.

“TARGET Day”	means any day on which the Trans-European Automated Real-time Gross Settlement Payment System (TARGET) is open for the settlement of payments in Euro.

“Tax” or “Taxes”	means any tax, royalty, stamp or other duty, assessment, levy, charge, value added tax, or impost of any nature whatsoever (including any related penalty or interest) imposed under any law.

“Trustees”	means, collectively, the 2005 Trustee and the 2007 Trustees or any successor appointed in accordance with the terms of the 2005 Indenture or the 2007 Indenture respectively.

“TV Nova Group
Agreement”	means the agreement dated 2 May 2005 between the Borrower, CME Media Enterprises B.V., PPF (Cyprus) Ltd., CME Media Services s.r.o. (f/k/a PGT Corporation s.r.o.) and CME Media Investments s.r.o.

“TV Nova Licence”	means the licence no. 001/93 granted to CET 21, s.r.o. by the Council for Radio and Television Broadcasting of the Czech Republic.

Section 1.02.	Interpretation

(a)           In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa.

(b)           In this Agreement, a reference to a specified Article, Section, Schedule or Exhibit shall be construed as a reference to that specified Article or Section of, or Schedule or Exhibit to, this Agreement.

(c)           In this Agreement, a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended from time to time.

(d)           In this Agreement, the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)           In this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting shares, by contract or otherwise.

(f)           In this Agreement, a Default is outstanding or continuing until it has been remedied or waived by EBRD in writing.

(g)           In this Agreement, a reference to a document being “in the Agreed Form” means that the form of such document has been agreed by the parties hereto and that a copy thereof has been initialled for the purpose of identification by EBRD and the Borrower.

(h)           In this Agreement, any reference to “law” means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction.

(i)           In this Agreement, any reference to a provision of law, is a reference to that provision as from time to time amended or re-enacted.

(j)           In this Agreement, a reference to a “person” includes any person, natural or juridical entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and references to a “person” include its successors in title, permitted transferees and permitted assigns.

(k)           In this Agreement, “Euro-zone” is a reference to the region comprised of the member states of the European Union that adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union and the Treaty of Amsterdam.

(l)           In this Agreement, “including” and “include” shall be deemed to be followed by “without limitation” where not so followed.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Section 2.01.	Representations Regarding the Project

The Borrower represents and warrants as follows:

(a)	Project Description.

(1)           The Project conforms in all material respects with its definition in this Agreement (subject to any modifications to which EBRD may agree in writing).

(2)           As of the date of this Agreement,  to the extent that any information contained in the Business Plan relates to financial forecasts or projections of future events, such forecasts and projections have been prepared in good faith, giving due and careful consideration to all relevant factors and based on assumptions that were reasonable at the time that such forecasts and projections were prepared, and there has been nothing since the date such forecasts and projections were prepared to the date of this Agreement that would make them unreasonable, save for the revised forecasts and projections for the Group’s business in Ukraine delivered to EBRD by e-mail on 6 August, 2007.

Section 2.02.	Representations Regarding the Borrower

The Borrower represents and warrants as follows:

(a)           Incorporation.  The Borrower is a company duly incorporated, validly existing, and, if applicable, in good standing under the laws of Bermuda and registered, to the extent required in accordance with applicable law, with all relevant registration bodies in any jurisdiction in which it carries on business or owns assets and has full power to own the properties which it owns or will have full power to own the properties it will own for the purposes of the Project and to carry out the businesses which it carries out or will carry out for the purposes of the Project.

(b)           Corporate Structure.  The information in the list of Subsidiaries contained in Exhibit D is true, complete and correct as at the date of this Agreement, and the Borrower has no Subsidiaries other than as specified therein as at the date hereof.

(c)           Subsidiaries.  Each of the Significant Subsidiaries and each other Subsidiary to which the Project relates is duly organised, validly existing, and, if applicable, in good standing under the laws of the jurisdiction in which it is organised and registered, to the extent required in accordance with applicable law, with all relevant registration bodies in any jurisdiction in which it carries on business or owns assets and has full power to own the properties which it owns or will have full power to own the properties it will own for the purposes of the Project and to carry out the businesses which it carries out or will carry out for the purposes of the Project.

(d)           Directors and Officers.  As of the date of this Agreement, the Chief Executive Officer of the Borrower is Michael Garin and the Chief Financial Officer of the Borrower is Wallace Macmillan.

(e)           Restricted Subsidiaries.  As at the date of this Agreement all Subsidiaries of the Borrower are Restricted Subsidiaries.

(f)           Financial Statements.   The consolidated balance sheet of the Borrower and its Subsidiaries  as at 31 December, 2006 (as set out in Form 10-K filed by the Borrower with the Commission on 1 March, 2007 and the related consolidated income statement, statement of changes in equity, cash flow statement and notes, comprising a summary of significant accounting policies and other explanatory notes of the Borrower and its Subsidiaries for the Financial Year ending on that date, certified by the Auditors, present fairly the consolidated financial position, financial performance and cash flows of the Borrower and its Subsidiaries as of the date of such balance sheet and for the period covered by such income statement, statement of changes in equity and cash flow statement and were prepared in accordance with Generally Accepted Accounting Principles.  The Borrower had, as of the date of such balance sheet, no material contingent obligations, liabilities for Taxes or unusual forward or long term commitments not disclosed by, or reserved against in, such balance sheet or the notes thereto.  Since 2 August, 2007 (being the date of filing of the most recent Form 10-Q by the Borrower with the Commission) and up until the date of this Agreement, the Borrower has not suffered any Material Adverse Effect, incurred any substantial or unusual loss or liability or undertaken or agreed to undertake any substantial or unusual obligation.

(g)           Title to Assets.  The Borrower and each of its Restricted Subsidiaries owns and has good and marketable title to all of the assets with a book value in excess of the equivalent of €1,000,000 each, the ownership of which is reflected in its most recent balance sheet referred to in Section 2.02(f) or which are necessary for the implementation of the Project or which are referred to in the New Security Documents, except for those assets (if any) which are held under lease or for which the Borrower or such Restricted Subsidiary has permanent or exclusive use rights.  Such assets are free from any restrictions or covenants which would be reasonably likely to have a Material Adverse Effect.  Such assets are not subject to any Lien, and neither the Borrower nor any of its Restricted Subsidiaries is subject to any contract, arrangement or law, whether conditional or unconditional, pursuant to which any Lien on its assets may be created, except for Permitted Liens or otherwise as permitted under this Agreement.

(h)           Material Contracts.  As of the date of this Agreement, neither the Borrower nor any of its Restricted Subsidiaries is a party to, or committed to enter into, any agreement, other than such agreements as have been disclosed by the Borrower in a report filed with the Commission, that would be reasonably likely to affect the judgement of a prospective lender considering whether to enter into this Agreement and lend to the Borrower.

(i)           Compliance with Law.   The Borrower and each of its Subsidiaries is in compliance in all material respects with all laws applicable to it and presently in effect.  To the Borrower's knowledge, no law is in effect which may reasonably be expected to have a Material Adverse Effect.  All tax returns and reports of the Borrower and each of the Subsidiary Guarantors and Significant Subsidiaries required by law to be filed have been duly filed and all Taxes upon the Borrower and each of the Subsidiary Guarantors and Significant Subsidiaries, their respective properties and income, which are due and payable, have been paid, other than those currently payable without penalty or interest or those being contested in good faith and by proper proceedings and/or as to which adequate reserves have been set aside for the payment thereof.  The Borrower and each of its Subsidiaries are in compliance with all applicable laws concerning money laundering.  Neither the Borrower nor any of its Subsidiaries nor any of their respective officers, directors or authorised employees, agents or representatives has:

(1)              paid, promised to pay or offered to pay, or authorised the payment of, any commission, bribe, pay-off or kickback related to the Project that violates any applicable law or entered into any agreement pursuant to which any such commission, bribe, pay-off or kickback may or will at any time be paid; or

(2)              offered or given any thing of value to influence the action of a public official, or threatened injury to person, property or reputation, in connection with the Project in order to obtain or retain business or other improper advantage in the conduct of business.

(j)           No Default.  None of the Borrower, the Subsidiary Guarantors or the Significant Subsidiaries are in default under any material agreement or instrument which is binding on it (other than intra-Group agreements) or by which it or any of its properties or assets is bound and there exists no Default.

(k)           Environmental and Social Compliance.  The Borrower and each of its Subsidiaries and their respective businesses, operations, assets, equipment, property, leaseholds and other facilities are in material compliance with the provisions of all applicable laws relating to Environmental Matters and Social Matters.  Each of the Borrower and its Subsidiaries has been issued all required Authorisations relating to, and has received no complaint, order, directive, claim, citation or notice from any Governmental Authority or other person with respect to, air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, health and safety, employment conditions, the protection of indigenous peoples, cultural property, resettlement of persons or any other Environmental Matter or Social Matter.

(l)           Litigation.  Other than as disclosed in the Borrower’s most recent report on Form 10-K or Form 10-Q (as applicable) filed with the Commission, neither the Borrower nor any of its Restricted Subsidiaries is engaged in, or, to the best of its knowledge, threatened by, any litigation, arbitration or administrative proceeding, the outcome of which would reasonably be expected to have a Material Adverse Effect.

Section 2.03.	Representations Regarding the Agreements

The Borrower represents and warrants as follows:

(a)           Corporate Power.  Each of the Borrower and its Subsidiaries has the corporate power to enter into (or, in the case of the Licences, be granted), and perform its obligations under, each New Financing Agreement and Operational Document to which it is a party (or, in the case of the Licences, which has been granted).

(b)           Due Authorisation; Enforceability; No Conflict.  The New Financing Agreements to which the Borrower and each Subsidiary Guarantor is respectively a party have been duly authorised by each such party.  This Agreement has been duly executed by the Borrower and this Agreement constitutes, and the other New Financing Agreements when executed and delivered by the Borrower and each Subsidiary Guarantor, as applicable, will constitute, valid and legally binding obligations of each such party, enforceable in accordance with their respective terms.  The entering into of the New Financing Agreements and the compliance with the terms thereof by the Borrower and each Subsidiary Guarantor, as applicable:

(1)              will not result in violation of such party’s Charter, the Licences or any provision contained in any law applicable to such party;

(2)              will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which the Borrower or any Subsidiary Guarantor is a party or by which the Borrower, any Subsidiary Guarantor or any of their respective assets is bound; and

(3)              will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination (or any combination thereof), would constitute a default under any such agreement or instrument.

(c)           Governmental Authorisations.  No Authorisations from any Governmental Authority are required for the due execution, delivery or performance by the Borrower or the Subsidiary Guarantors of any New Financing Agreement, or the validity or enforceability thereof, or (except for the Licences and other Authorisations required for broadcasting by the relevant Subsidiaries and for other Authorisations already obtained prior to the date hereof) for the carrying on of the business of the Borrower, the Subsidiary Guarantors and the Significant Subsidiaries as it is carried on or is contemplated to be carried on.

(d)           Pari PassuRanking.  The Borrower’s payment obligations under the New Financing Agreements rank at least pari passu with claims of all of its other creditors, except for claims mandatorily preferred by laws applicable to companies generally.

(e)           Security.  Subject to (i) registration at Companies Registry of Bermuda of the New Share Pledge over the shares of Central European Media Enterprises N.V. and the New Contract Assignment, (ii) registration at Companies House UK of the New Contract Assignment, and (iii) service of a notice of assignment in respect of the New Contract Assignment (substantially in the form of Schedule 1 thereto), each New Security Document will, when executed and delivered, constitute a valid and perfected (or have the analogous effect to being perfected under applicable law) security interest in the collateral covered by such New Security Document, securing payment of all principal, interest and other amounts payable to EBRD under the New Financing Agreements.  Except for the security interests granted to EBRD under the Original Security Documents and to the Trustees pursuant to the terms of the 2005 Indenture and the 2007 Indenture respectively, there is no other security agreement or instrument creating or purporting to create a Lien on the collateral secured by the New Security Documents.  The Security is not subject to avoidance on liquidation of the Borrower or Central European Media Enterprises N.V. or in bankruptcy, composition or other insolvency proceedings relating to the Borrower or Central European Media Enterprises N.V.

(f)           Operational Documents.

(1)	As at the date of this Agreement, the Operational Documents are in full force and effect without modification from the forms provided to EBRD under Section 4.01(b).

(2)
The Group has all broadcasting licences necessary to operate its business as currently conducted and, as at the date of this Agreement, the Licences constitute all of the material broadcasting licences held by members of the Group.

(3)	All of the Licences are in full force and effect and the grantee of each Licence is in compliance in all material respects with all provisions thereof.

(4)	None of the Licences are the subject of any actual, pending or threatened, challenge or revocation.

(5)
There has occurred no breach, and no event which with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a breach, of the Framework Agreement.

(g)           Indentures.  As at the date of this Agreement, each of the 2005 Indenture and the 2007 Indenture is in full force and effect without modification from the form provided to EBRD pursuant to Section 4.01(d) of the Original Loan Agreement and Section 4.01(d) hereof.

(h)           Taxes.  There is no Tax of any Governmental Authority to be imposed on or by virtue of the execution, delivery or performance of any New Financing Agreement or necessary to ensure the legality, validity, enforceability or admissibility in evidence thereof in Bermuda, the Netherlands, the Netherlands Antilles and England.

Section 2.04.	Acknowledgement and Repetition

(a)           The Borrower acknowledges that it has made the representations and warranties contained in Sections 2.01, 2.02 and 2.03 with the intention of inducing EBRD to enter into this Agreement and that EBRD has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.  The Borrower warrants, as of the date of this Agreement, that it has no knowledge of any additional facts or matters the omission of which makes any of such representations and warranties misleading or which would or might reasonably be expected to affect the judgement of a prospective lender regarding lending to the Borrower.

(b)           Any representation or warranty given hereunder which specifies that such representation and warranty is provided hereunder “as of the date of this Agreement” shall only be given on the date of this Agreement and shall not be deemed to be repeated hereafter in connection with any Disbursement made pursuant to this Agreement.  In respect of all other representations and warranties provided in this Article II, such representations and warranties shall be deemed to be repeated on submission of each Disbursement request, on each Disbursement date and on each Interest Payment Date.

ARTICLE III - LOAN

Section 3.01.	Amount and Currency

           On and subject to the terms and conditions of this Agreement, EBRD agrees to lend to the Borrower, on a revolving basis during the Commitment Period, a maximum aggregate principal amount not to exceed €50,000,000 consisting of:

(1)              the A Loan in an amount not to exceed €25,000,000; and

(2)              the B Loan in an amount not to exceed €25,000,000.

Section 3.02.	Disbursements

(a)           Subject to Section 3.03 and Article IV, the Borrower may borrow and reborrow the Commitment which shall be disbursed by EBRD from time to time on any Business Day during the Commitment Period in one or more Disbursements upon request of the Borrower; provided that not more than 10 Disbursements (excluding Renewal Disbursements) may be made in any calendar year.  The Borrower may request a Disbursement by submitting to EBRD a facsimile transmission followed by an original application for such Disbursement, in the form of Exhibit A and in substance satisfactory to EBRD, at least 10 Business Days prior to the proposed date of such Disbursement.  Such application shall, unless EBRD otherwise agrees, be irrevocable and binding on the Borrower.

(b)           Each Disbursement (other than a Disbursement of the entire undisbursed amount of the Loan) shall be made (i) in an amount not to exceed the Available Amount as at the date of such Disbursement, and (ii) in an amount of not less than €5,000,000 and in integral multiples of €1,000,000.

Section 3.03.	Suspension and Cancellation

(a)           From time to time, EBRD may, by notice to the Borrower, suspend or cancel the right of the Borrower to all or any portion of any further Disbursements:

(1)              if an Event of Default has occurred and is continuing; or

(2)              if the Board of Governors of EBRD has decided in accordance with Article 8, paragraph 3, of the Agreement Establishing the European Bank for Reconstruction and Development that access by any Country of Operation to EBRD resources should be suspended or otherwise modified; provided that in the event of a decision pursuant to this Section 3.03(a)(2), only further Disbursements to be applied to a Project in such Country of Operation shall be affected.

Upon the issuance of such notice by EBRD, the right of the Borrower to further Disbursements shall be suspended or cancelled as indicated in the notice.  The exercise by EBRD of the right of suspension shall not preclude EBRD from exercising its right of cancellation as provided in this Section 3.03, either for the same or another reason, and shall not limit any other rights of EBRD under the New Financing Agreements.

(b)           The Borrower shall have the right at any time, on not less than 10 Business Days' notice to EBRD, to cancel in whole or in part the then unutilised portion of the Commitment; provided that:

(1)              the Borrower shall pay to EBRD on the date of cancellation all accrued commitment charges on the cancelled portion of the Commitment and all other amounts due and payable hereunder and a cancellation fee of 0.25% of the cancelled amount of the Commitment; and

(2)              in the case of a partial cancellation of the Commitment, such cancellation shall be in an amount of not less than €5,000,000 and in an integral multiple of €1,000,000 and the Commitment shall be reduced by the amount of such cancellation during each of the remaining periods set forth in Schedule 1.

Any such notice of cancellation shall be irrevocable and binding on the Borrower.  No portion of the Commitment which is cancelled by the Borrower may be reinstated.

(c)           Any undisbursed amount of the Loan shall automatically be cancelled at the end of the Commitment Period.

Section 3.04.	Charges, Commissions and Fees

(a)           The Borrower shall pay to EBRD during the Commitment Period a commitment charge (i) from the date hereof, at the rate of 0.8125% per annum on so much of the A Loan as has not, from time to time, been disbursed to the Borrower or cancelled, and (ii) in the case of an amount of the B Loan in respect of which EBRD receives a formal commitment from a Participant to acquire a Participation, from the date of such commitment as notified by EBRD to the Borrower, at the rate of 0.8125% per annum on so much of the B Loan as has not, from time to time, been disbursed to the Borrower or cancelled.

The commitment charge shall accrue from day to day and be calculated on the basis of the actual number of days elapsed in the relevant period and a 360-day year and shall be due and payable in arrears on each Quarterly Date.

(b)           The Borrower shall pay to EBRD a front-end commission of (i) 1.5% of the A Loan, and (ii) 1.5% of the B Loan.  Such front-end commission on the A Loan shall be due and payable not later than the first Disbursement or seven Business Days after the date of this Agreement, whichever is earlier, and on the B Loan shall be due and payable not later than the first Disbursement or seven Business Days after the date EBRD receives a formal commitment from a Participant to acquire a Participation, whichever is earlier .

(c)           The Borrower shall pay to EBRD during the term of this Agreement an annual loan administration fee in the amount of €5,000 per annum.  Such loan administration fee shall be due and payable in advance, for the initial year, not later than the first Disbursement or seven Business Days after the date of this Agreement, whichever is earlier and, for each subsequent year, on the first Quarterly Date following each anniversary of the date hereof.  In the event that a Participant hereafter acquires a Participation, the Borrower shall pay to EBRD during the term of this Agreement an additional annual loan administration fee for each such Participant in an amount per annum of €5,000 less any such loan administration fee paid in respect of that same Participant under Section 3.04(d) of the Original Loan Agreement.  Such additional loan administration fee shall be due and payable in advance, for the initial year, within 30 days after receipt by the Borrower of notice from EBRD that such Participant has acquired such Participation and, for each subsequent year, on the first Quarterly Date following each anniversary of the date on which such Participant acquired such Participation.

(d)           Subject to Section 3.11(a), the charges, commissions and fees referred to in this Section 3.04 are exclusive of any Tax which might be chargeable in connection with such charges, commissions or fees.  If any such Tax becomes chargeable, the Borrower shall pay such Tax to EBRD at the same time that the relevant charge, commission or fee becomes due and payable.

Section 3.05.	Interest

(a)           Except as provided in Section 3.06, the Borrower shall pay interest on the principal amount of each Disbursement from time to time outstanding during each Interest Period for such Disbursement at a rate equal to the sum of the Margin and the Interbank Rate for such Interest Period.

(b)           (1)    The Borrower may select an Interest Period for a Disbursement in the application for that Disbursement.

(2)    Subject to this Section 3.05(b), the Borrower may select an Interest Period of up to three months, provided that (i) each Interest Period must end on an Interest Payment Date; (ii) no Interest Period may be less than 15 Business Days; and (iii) the Borrower must select an Interest Period to ensure that (when aggregated with the Available Amount) there are sufficient Disbursements which have an Interest Period ending on a Reduction Date for the scheduled reduction of Commitment to occur.

(3)    Each Interest Period for a Disbursement shall start on the date of Disbursement thereof.

(c)	Interest shall:

(1)              accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period;

(2)              be calculated on the basis of the actual number of days elapsed and a 360-day year; and

(3)              be due and payable on the Interest Payment Date which is the last day of the relevant Interest Period.

(d)           On each Interest Determination Date, EBRD shall determine the interest rate applicable during the relevant Interest Period and promptly give notice thereof to the Borrower.  Each determination by EBRD of the interest rate applicable to any portion of the Loan shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of EBRD that any such determination has involved manifest error.

Section 3.06.	Default Interest

(a)           If the Borrower fails to pay when due any amount payable by it under this Agreement, the overdue amount shall bear interest at a rate equal to the sum of:

(1)              2.0% per annum;

(2)              the Margin; and

(3)              the interest rate per annum offered in the Euro-zone interbank market on the date two Business Days prior to the first day of the relevant Default Interest Period (or, at EBRD's option, on the first day of such Default Interest Period) for a deposit in the Loan Currency of an amount comparable to the overdue amount for a period equal to the relevant Default Interest Period or, if EBRD determines that deposits in the Loan Currency are not being offered in the Euro-zone interbank market in such amounts or for such period, the cost to EBRD (expressed as a rate per annum) of funding the overdue amount from whatever sources it selects.

(b)           Default interest shall:

(1)              accrue from day to day from the due date to the date of actual payment, after as well as before judgement, if any;

(2)              be calculated on the basis of the actual number of days elapsed and a 360-day year;

(3)              be compounded at the end of each Default Interest Period; and

(4)              be due and payable forthwith upon demand.

(c)           Each determination by EBRD of the interest rates applicable to overdue amounts and of Default Interest Periods shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of EBRD that any such determination has involved manifest error.

Section 3.07.	Repayment

The Borrower shall repay each Disbursement on the last day of the Interest Period for such Disbursement (and subject always to the provisions of Section 3.05(b)) and, provided that the Borrower submits an application for Disbursement in accordance with the provisions of Section 3.02(a), the Borrower may refinance any maturing Disbursement with a Renewal Disbursement.  Subject to the terms of this Agreement, amounts repaid during the Commitment Period may be reborrowed hereunder.

Section 3.08.	Prepayment

(a)           The Borrower shall have the right at any time, on not less than 10 Business Days' prior notice to EBRD, to prepay all or any part of the principal amount of the Loan then outstanding; provided that:

(1)              the Borrower shall pay to EBRD at the same time all accrued interest and other amounts payable on the principal amount of the Loan to be prepaid (including, in the case of any amount of the Loan prepaid other than on the last day of an Interest Period, all amounts payable in accordance with Section 3.12(a)) and all other amounts due and payable hereunder; and

(2)              in the case of a partial prepayment, such prepayment shall be in an amount of not less than €5,000,000 and in an integral multiple of €1,000,000, shall be applied pro rata between the A Loan and the B Loan in proportion to the respective principal amounts thereof then outstanding.

Any such notice of prepayment by the Borrower shall be irrevocable and binding on the Borrower and, upon delivery of such notice, the Borrower shall be obligated to prepay the Loan in accordance with the terms thereof.  Subject to the terms of this Agreement, amounts of the Loan prepaid by the Borrower under this Section 3.08(a) may be reborrowed.

(b)           If a Change of Control Triggering Event occurs, EBRD will have the right to require the Borrower to prepay all or any part (equal to €50,000 and any integral multiple of €1,000 in excess thereof) of the principal amount of the Loan then outstanding plus accrued and unpaid interest and other amounts payable to the date of repayment.

Within 30 days following any Change of Control Triggering Event, the Borrower will provide notice to EBRD stating:

(1)
that a Change of Control Triggering Event has occurred and that EBRD has the right to require the Borrower to prepay all or any of the principal amount of the Loan then outstanding in accordance with this Section 3.08(b) plus accrued and unpaid interest and other amounts payable to the date of repayment;

(2)	the prepayment date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is served (the “Change of Control Payment Date”); and

(3)	the circumstances and relevant facts regarding the Change of Control.

If, not less than 10 days prior to the Change of Control Payment Date, EBRD shall have given notice to the Borrower that it requires a prepayment and the corresponding principal amount thereof, each in accordance with this Section 3.08(b) (a “Change of Control Prepayment Notice”) , the Borrower shall pay to EBRD on the Change of Control Payment Date such principal amount plus accrued interest and other amounts payable in connection therewith as notified by EBRD to the Borrower.  No amounts repaid pursuant to this Section 3.08(b) may be reborrowed and all undisbursed amounts of the Commitment shall forthwith automatically be cancelled on and from the date of the Change of Control Prepayment Notice.

(c)           The provisions of Sections 6.06(b) and (c) shall govern any prepayment required to be made hereunder following an Asset Disposition (as defined in the 2005 Indenture).

(d)           If the Borrower shall (whether voluntarily or involuntarily) make any prepayment, repurchase or early redemption of any Long-term Debt borrowed or raised after the date of this Agreement (referred to in this Section 3.08(d) as “New Long-term Debt”) or make any repayment of any New Long-term Debt pursuant to any provision of any agreement or note which provides directly or indirectly for acceleration of repayment in time or amount, then in any such case, if EBRD so requires by notice to the Borrower, there shall be a contemporaneous cancellation of a proportionate amount thereto of the Commitment.  To the extent that such proportionate amount exceeds the Available Amount, the Borrower shall prepay such principal amount then outstanding of the Loan as is equal to such excess.  No portion of the Commitment which is cancelled pursuant to this Section 3.08(d) may be reinstated and no amounts repaid pursuant to this Section 3.08(d) may be reborrowed.

Section 3.09.	Payments

(a)           All payments of principal, interest, charges, commissions, fees, expenses and any other amounts due to EBRD under this Agreement shall be made, without set-off or counterclaim, in the Loan Currency (or, in the case of costs and expenses of EBRD, in the currency in which such costs and expenses were incurred), for value on the due date, to such account as EBRD may from time to time designate by notice to the Borrower.

(b)           The sums to be disbursed by EBRD to the Borrower hereunder shall be payable in the Loan Currency for value, unless otherwise agreed by the Borrower and EBRD, on the value date requested by the Borrower in its Disbursement application and to such correspondent account as the Borrower may designate in its Disbursement application (with instructions to transfer such sums, at the Borrower's risk and expense, to such account as the Borrower may designate in its Disbursement application).

(c)           If the due date for any payment under this Agreement would otherwise fall on a day which is not a Business Day, then such payment shall instead be due on the next succeeding Business Day.

(d)           EBRD shall have the right, to the fullest extent permitted by law, to set off any amount owed by EBRD to the Borrower, whether or not matured, against any amount then due and payable by the Borrower under any New Financing Agreement, whether or not EBRD has demanded payment by the Borrower of such amount and regardless of the currency or place of payment of either such amount.  EBRD shall have the right, to the fullest extent permitted by law, to deduct from the proceeds of any Disbursement any charges, commissions, fees, expenses and other amounts then due and payable by the Borrower to EBRD under any New Financing Agreement.

Section 3.10.	Insufficient Payments

(a)           If EBRD at any time receives less than the full amount then due and payable to it under this Agreement, EBRD shall have the right to allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as EBRD in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

(b)           The Borrower shall indemnify EBRD against any losses resulting from a payment being received, or a claim being filed or an order or judgement being given, hereunder in a currency or place other than the currency and place specified in Section 3.09(a).  The Borrower shall pay such additional amount as is necessary to enable EBRD to receive, after conversion to such currency at a market rate and transfer to such place, the full amount due to EBRD hereunder in the currency and at the place specified in Section 3.09(a).

Section 3.11.	Taxes

(a)           The Borrower shall pay or cause to be paid, or reimburse EBRD on demand for, all present and future Taxes, now or at any time hereafter levied or imposed by any Governmental Authority of any jurisdiction out of which or through which payments hereunder are made, on or in connection with the payment of any amounts due to EBRD under this Agreement, whether in respect of the A Loan or the B Loan.  For the avoidance of doubt, this Section 3.11(a), together with Sections 3.04(d) and 8.07(a), shall not apply with respect to any Tax assessed on the Lender by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

(b)           All payments of principal, interest and other amounts due to EBRD under this Agreement, whether in respect of the A Loan or the B Loan, shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, however, that, in the event that the Borrower is prevented by operation of law or otherwise from making such payments free and clear of such deductions or withholdings, the principal, interest or other amount (as the case may be) due under this Agreement shall be increased to such amount as may be necessary to remit to EBRD the full amount it would have received had such payment been made without such deductions or withholdings.

Section 3.12.	Unwinding Costs

(a)           If, for any reason (including, without limitation, an acceleration pursuant to Section 7.02), any portion of the Loan is repaid or prepaid, or becomes due and payable on a date other than the last day of an Interest Period, the Borrower shall pay to EBRD on demand the amount, if any, by which:

(1)              the interest which would have accrued on such portion of the Loan from the date on which such portion of the Loan has become due and payable to the last day of the then current Interest Period at a rate equal to the Interbank Rate for such Interest Period;

exceeds:

(2)              the interest which EBRD would be able to obtain if it were to place an amount equal to such portion of the Loan on deposit with a leading bank in the Euro-zone interbank market for the period commencing on the date on which such portion of the Loan has become due and payable and ending on the last day of the then current Interest Period.

(b)           If any overdue amount is paid on a date other than the last day of a Default Interest Period, the Borrower shall pay to EBRD on demand the amount, if any, by which:

(1)              the interest which would have accrued on such overdue amount from the date of receipt of such overdue amount to the last day of the then current Default Interest Period at a rate equal to the rate specified in Section 3.06(a)(3) for such Default Interest Period;

exceeds:

(2)              the interest which EBRD would be able to obtain if it were to place an amount equal to such overdue amount on deposit with a leading bank in the Euro-zone interbank market for the period commencing on the Business Day immediately following the date of receipt of such overdue amount and ending on the last day of the then current Default Interest Period.

(c)           The Borrower shall forthwith upon notice from EBRD reimburse EBRD for any costs, expenses and losses incurred by EBRD or any Participant, and not otherwise recovered by EBRD under Sections 3.12(a) and (b), as a result of the occurrence of an Event of Default, prepayment of any portion of the Loan on a date other than the last day of an Interest Period, failure by the Borrower to pay any amount when due hereunder, failure by the Borrower to borrow in accordance with a Disbursement application submitted pursuant to Section 3.02 or failure by the Borrower to make any prepayment in accordance with a notice of prepayment delivered pursuant to Section 3.08.

(d)           A certificate of EBRD as to any amount payable under this Section 3.12 shall be final, conclusive and binding on the Borrower unless shown by the Borrower to the satisfaction of EBRD to contain manifest error.

Section 3.13.	Increased Costs

(a)           The Borrower shall, from time to time on demand of EBRD, reimburse EBRD for any net incremental costs to EBRD of making or maintaining, or committing to make, the Loan or to any Participant of acquiring or maintaining its Participation which result from:

(1)              the introduction of, or any change in, any applicable law or any applicable guideline or policy (whether or not having the force of law), or any change in the interpretation or application thereof by any governmental or regulatory authority charged with the administration thereof; and/or

(2)              any compliance with any request from, or requirement of, any central bank or other monetary or other authority;

which, subsequent to the date of this Agreement:

(A)                imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, or deposits with or for the account of, or loans by, EBRD or such Participant;

(B)                imposes a cost on EBRD or such Participant as a result of it having made the Loan or acquired its Participation, as the case may be, or reduces the rate of return on the overall capital of EBRD or such Participant which it would otherwise have been able to achieve;

(C)                changes the basis of Tax on payments received by EBRD or such Participant in respect of the Loan or its Participation, as the case may be, other than by a change in taxation of the overall net income of EBRD or such Participant; or

(D)                imposes on EBRD or such Participant any other condition regarding the making or maintaining of the Loan or the acquisition or maintaining of its Participation, as the case may be.

(b)           EBRD shall furnish to the Borrower with any such demand a certificate of EBRD or the relevant Participant certifying:

(1)              that such net incremental costs have been incurred;

(2)              the circumstances giving rise to such net incremental costs;

(3)              that, in the opinion of EBRD or such Participant, it has exercised reasonable efforts to minimise or eliminate such net incremental costs; and

(4)              the amount of such net incremental costs.

The certificate of EBRD or any Participant as to the amount of such net incremental costs shall be final, conclusive and binding on the Borrower unless shown by the Borrower to the satisfaction of EBRD to contain manifest error.

(c)           Notwithstanding anything in Section 3.08, the Borrower shall have the right, on not less than 30 days' notice to EBRD (which notice shall be irrevocable and binding on the Borrower), to prepay on any Interest Payment Date relating thereto, any Disbursement constituting a portion of the Loan on which EBRD informs the Borrower that such net incremental costs are then being charged, provided that the Borrower shall pay to EBRD at the same time all accrued interest and other amounts (including, any such net incremental costs) payable on that portion of the principal amount of the Loan to be prepaid and all other amounts due hereunder.

Section 3.14.	Illegality

Notwithstanding anything in this Agreement, if it is or becomes unlawful in any jurisdiction for EBRD to make, maintain or fund the Loan or for any Participant to maintain or fund its Participation, then:

(1)              upon request by EBRD, the Borrower shall, on the next Interest Payment Date on which each relevant Disbursement falls due for repayment or such earlier date as EBRD may specify, prepay that portion of the principal amount of the Loan which EBRD notifies to the Borrower as being affected by such change, together with all accrued interest and other amounts payable thereon; and

(2)              upon notice from EBRD, any portion of the Loan which EBRD notifies to the Borrower as being affected by such change and which has not theretofore been disbursed shall be cancelled immediately.

Section 3.15.	Loan Account

EBRD shall open and maintain on its books an account in the Borrower's name showing the Disbursements and repayments thereof and the computation and payment of interest, charges, commissions, fees and other amounts due and sums paid hereunder.  Such account shall be final, conclusive and binding on the Borrower as to the amount at any time due from the Borrower hereunder, absent manifest error.

ARTICLE IV - CONDITIONS PRECEDENT

Section 4.01.	First Disbursement

The obligation of EBRD to make the first Disbursement shall be subject to the prior fulfilment, in form and substance satisfactory to EBRD, or at the sole discretion of EBRD the waiver, whether in whole or part and whether subject to conditions or unconditional, of the following conditions precedent:

(a)           New Financing Agreements.  EBRD shall have received duly executed originals of the following agreements:

(1)	the New Subsidiary Guarantees;

(2)	the New Intercreditor Agreement; and

(3)	the New Security Documents referred to in Section 4.01(c).

(b)           Licences.  EBRD shall have received certified copies of the following Licences:

Romania

•	Acasa TV (satellite – renewal)

•	Sport.ro (satellite)

Ukraine

•	Studio 1+1 Licence Number 0028-m (renewal of licence no. 0550)

•	Gravis Licence Number 2640 (renewal of licence no. 2462 (formerly no. 2241))

•	Gravis Licence Number 2750 (renewal of licence no. 2581 (formerly no. 2331))

•	Gravis Licence Number 0032-m

•	Gravis Licence Number 0007-m

(c)           Security.  The Security shall have been validly created and perfected (or have an analogous effect to being perfected under applicable law) in a manner satisfactory to EBRD and EBRD shall have received duly executed originals of the following New Security Documents, together with any document, recording, filing, notification, registration, notarisation or other evidence required, in the opinion of EBRD, for the creation, validity, perfection (or having an analogous effect to perfection under applicable law) or priority of the Security of EBRD in or under such New Security Documents:

(1)              the New Share Pledges; and

(2)              the New Contract Assignment.

(d)           2007 Indenture.  EBRD shall have received a certified copy of the 2007 Indenture.

(e)           Charters.  EBRD shall have received certified copies of the Charters (and, if relevant, certificates of registration (or evidence of filing thereof) and certificates of compliance or good standing dated not more than five Business Days prior to the date of the application for the first Disbursement) of the Borrower and the Subsidiary Guarantors, each as amended to date.

(f)           Corporate Authorisations.  EBRD shall have received certified copies of all corporate (including, if required, shareholder) Authorisations necessary for the due execution, delivery and performance of the New Financing Agreements, and any other documents in implementation thereof, by the Borrower and the Subsidiary Guarantors, as applicable, and for the transactions contemplated thereby, including the authorisations (whether by law, Charter, resolution or otherwise) of the persons signing the New Financing Agreements to sign such documents and to bind the respective parties thereby.

(g)           Specimen Signatures.  EBRD shall have received:

(1)              a certificate of incumbency and authority of the Borrower substantially in the form of Exhibit B; and

(2)              a certificate of an appropriate officer of each of the Subsidiary Guarantors certifying the specimen signature of each person authorised to sign, on behalf of such party, the New Financing Agreements to be entered into and performed by such party.

(h)           Governmental and Other Authorisations.  EBRD shall have received originals or certified copies of all Authorisations, including creditors' consents, necessary for the execution, delivery and performance of the New Financing Agreements by the Borrower and the Subsidiary Guarantors and for the transactions contemplated thereby, including:

(1)              the borrowing by the Borrower under this Agreement;

(2)              obligations of the Subsidiary Guarantors under the New Subsidiary Guarantees;

(3)              the creation of the Security; and

(4)              the remittance to EBRD of all monies payable in respect of the New Financing Agreements,

other than any Authorisation of a routine or minor nature which is not necessary at the time of the proposed Disbursement or which may only be obtained as the Project progresses and in each case which is customarily granted in due course after timely application, and in respect of which the Borrower or the relevant Subsidiary Guarantor is not aware of any reason for it being unable to obtain in due course such Authorisation.

(i)           Auditors Letter.  EBRD shall have received a copy of a letter to the Auditors from the Borrower substantially in the form of Exhibit C.

(j)           Participations.  EBRD shall have received from Participants, upon terms satisfactory to EBRD, formal commitments by such Participants, through the execution of one or more New Participation Agreements for the acquisition of Participations in the B Loan in an aggregate amount equal to the full amount of the B Loan.

(k)           Process Agent Appointments.  EBRD shall have received written confirmation from the agents for service of process appointed by the Borrower and the Subsidiary Guarantors pursuant to the New Financing Agreements of their acceptances of such appointments.

(l)           Legal Opinions.  EBRD shall have received the following legal opinions regarding such matters incident to the transactions contemplated by the New Financing Agreements and Operational Documents as EBRD reasonably requests:

(1)              the opinion of Conyers Dill & Pearman, special Bermuda counsel to the Borrower;

(2)              the opinion of Houthoff Buruma, special Netherlands counsel to EBRD;

(3)              the opinion of VanEps Kunneman VanDoorne, special Netherlands Antilles counsel to EBRD; and

(4)              the opinion of Ogilvy Renault, special English counsel to EBRD.

Section 4.02.	All Disbursements

The obligation of EBRD to make any Disbursement, including (except as otherwise provided) each Renewal Disbursement, shall also be subject to the fulfilment, in form and substance satisfactory to EBRD, or at the sole discretion of EBRD the waiver, whether in whole or part and whether subject to conditions or unconditional, of the conditions that, on the date of the Borrower's application for such Disbursement (other than in the case of a Renewal Disbursement) and on the date of such Disbursement:

(a)           Continuing Validity of Documents.  All agreements, documents and instruments delivered to EBRD pursuant to Section 4.01 (other than Section 4.01(d) in the event that the 2007 Notes have been repaid) shall be in full force and effect and unconditional (except for this Agreement having become unconditional, if that is a condition of any such agreement).

(b)           Representations and Warranties.  Subject to Section 2.04(b), the representations and warranties made or confirmed by the Borrower and each Subsidiary Guarantor in the New Financing Agreements shall be true on and as of such dates with the same effect as though such representations and warranties had been made on and as of such dates.

(c)           No Default.  No Default (or, in the case of a Renewal Disbursement, no Event of Default) shall have occurred and be continuing and the Borrower shall not, as a result of such Disbursement, be in violation of its Charter, any provision contained in any agreement or instrument to which the Borrower is a party (including this Agreement) or by which the Borrower is bound or any law applicable to the Borrower.

(d)           No Material Adverse Change.  Nothing shall have occurred which, in the reasonable opinion of EBRD, is reasonably likely to have a Material Adverse Effect.

(e)           Use of Proceeds.  The proceeds of such Disbursement (other than Renewal Disbursements) shall be needed for the following purposes:

(1)           until the aggregate principal amount of Disbursements (other than Renewal Disbursements) reaches €50,000,000, the proceeds of each such Disbursement shall be needed for the purposes of the Project; and

(2)           thereafter, the proceeds of each Disbursement (other than Renewal Disbursements) shall be needed in connection with the business operations (including the Project) of the Borrower’s Subsidiaries in the Countries of Operation or the treasury operations of the Borrower and its Subsidiaries, and EBRD shall have received such evidence as to the proposed utilisation of the proceeds of such Disbursement and the utilisation of the proceeds of any such prior Disbursement as EBRD reasonably requests.

(f)           Fees and Expenses.  EBRD shall have received payment of all amounts due and owing to it under the New Financing Agreements, including all fees and expenses described in Section 3.04 and Section 5.13.

(g)           Disbursement Application.  EBRD shall have received an original of the Borrower's timely application for such Disbursement substantially in the form of Exhibit A.

(h)           Other.  EBRD shall have received such other documents and legal opinions as EBRD may reasonably request.

Section 4.03.	Participations

           Notwithstanding anything in this Agreement to the contrary, the obligation of EBRD to make any Disbursement shall also be subject to the conditions that:

(1)              immediately after such Disbursement, the ratio of the aggregate amount of the A Loan to the aggregate amount of the B Loan shall be one to one; and

(2)              EBRD shall not in any event be obligated to make any Disbursement of the B Loan except to the extent that corresponding funds in an aggregate amount equal to the amount of such Disbursement of the B Loan are provided to EBRD by Participants pursuant to Participations.

ARTICLE V - AFFIRMATIVE COVENANTS

           Unless EBRD otherwise agrees in writing (and subject to the provisions of Section 5.15):

Section 5.01.	Corporate Existence; Continuity of Business

(a)           The provisions of Section 4.5 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full.

(b)           The Borrower shall, and shall procure that its Subsidiaries shall, conduct their businesses with due diligence and efficiency, in accordance with sound financial and business practices and in compliance with all applicable laws, including all money laundering laws.  The Borrower shall use procurement methods which ensure a sound selection of goods and services at fair market value and that the Borrower is making its capital investments in a cost effective manner.

Section 5.02.	Project Implementation and Use of Proceeds

           The Borrower shall procure that the proceeds of Disbursements are applied in accordance with Section 4.02(e).

Section 5.03.	Business Plan and Budget

(a)           The Borrower shall ensure that the Business Plan is updated on an annual basis as at the last day of each Financial Year, and shall provide a copy of each such updated Business Plan to EBRD promptly (and in any event within 10 Business Days) after the adoption thereof by the Board of Directors of the Borrower.

(b)           Without prejudice to Section 5.03(a), the Borrower shall notify EBRD of any amendment from time to time to the Business Plan, where such amendment results in a reduction of at least 20% against the prevailing consolidated Segment EBITDA for the then current Financial Year and the next succeeding Financial Year, as reported to EBRD in the then most recent Business Plan.  Notification by the Borrower under this Section 5.03(b) shall be made promptly (and in any event within 10 Business Days) after the adoption of any such amendment by the Board of Directors of the Borrower.

(c)           The Borrower shall adopt a Budget in respect of each Financial Year, and shall provide a copy of such Budget to EBRD within 90 days after the last day of the previous Financial Year or, if earlier, promptly (and in any event within 10 Business Days) after the adoption thereof by the Board of Directors of the Borrower.

Section 5.04	Environmental and Social Compliance

(a)           The Borrower shall procure that the Project is carried out in material compliance with the relevant environmental, health and safety regulations and standards in effect from time to time in the jurisdiction in which the Project is located and the European Union environmental and health and safety standards existing on the date thereof, to the extent applicable.

(b)           The Borrower shall and shall procure that its Subsidiaries shall observe all applicable laws and standards on employment, including those relating to the employment of children and young people, discrimination at work, and forced labour.  Such applicable laws and standards shall include (i) the International Labour Organisation’s fundamental conventions concerning the abolition of child labour, the elimination of discrimination at the workplace and the elimination of forced and compulsory labour and (ii) national law.

Section 5.05.	Insurance

The Borrower shall and shall procure that the Subsidiary Guarantors and Significant Subsidiaries shall maintain insurance against loss, damage and liability in relation to their business and assets of a type and in an amount as is usual for companies carrying on a business such as that carried on by them in their respective geographic markets and will on demand by EBRD provide to EBRD copies of the policies relating thereto.

Section 5.06.	Accounting

(a)           The Borrower shall maintain books of account and other records adequate to present fairly the consolidated financial position, financial performance and cash flows of the Borrower and its Subsidiaries and the results of its operations (including the progress of the Project) in conformity with Generally Accepted Accounting Principles.

(b)           The Borrower shall maintain as auditors of the Borrower a firm of independent accountants of international standing.

(c)           The Borrower shall authorise, by a letter substantially in the form of Exhibit C, the Auditors to communicate directly with EBRD at any time regarding the Borrower's accounts and operations.

Section 5.07.	Continuing Governmental and Other Authorisations

The Borrower shall procure that all Authorisations (i) required for the purposes described in Sections 4.01(f) and 4.01(h) and for ensuring the legality, validity and enforceability of the New Financing Agreements, and (ii) required from time to time for the carrying out of the Project, are obtained, complied with and maintained in force (or, where appropriate, renewed).  The Borrower shall procure that all the conditions and restrictions contained in, or imposed by, such Authorisations are performed and observed.

Section 5.08.	Security

(a)           The Borrower shall and, in respect of the New Share Pledge over the shares of CME Media Enterprises B.V., shall procure that Central European Media Enterprises N.V. shall create, perfect, maintain and, as appropriate, renew the Security in a manner satisfactory to EBRD.

(b)           The Borrower shall procure that EBRD shall be entitled to share, on a pari passu basis with each of the 2005 Trustee and the 2007 Trustees (as trustee for the holders of the 2005 Notes and the 2007 Notes respectively), any security interest to which it becomes entitled pursuant to the terms of the 2005 Indenture or the 2007 Indenture so long as any amount is or may become outstanding under the New Financing Agreements.

Section 5.09.	Compliance with Other Obligations

The Borrower shall and shall procure that each of the Subsidiary Guarantors and Significant Subsidiaries shall comply in all material respects with all material agreements (other than intra-Group agreements) to which the Borrower or such Restricted Subsidiary is a party or by which it or any of its properties or assets is bound.

Section 5.10.	Taxes

(a)           The Borrower shall and shall procure that each of the Subsidiary Guarantors and Significant Subsidiaries shall pay when due all of their Taxes, including any Taxes against any of their properties, other than Taxes which are being contested in good faith and by proper proceedings and/or as to which adequate reserves have been set aside for the payment thereof.  The Borrower shall and shall procure that each of the Subsidiary Guarantors and Significant Subsidiaries shall make timely filings of all Tax returns and governmental reports required to be filed or submitted under any applicable law.

(b)           The Borrower shall and shall procure that each of its relevant Subsidiaries shall pay all Taxes payable on, or in connection with, the execution, issue, delivery, registration or notarisation of any New Financing Agreement or any other document related to this Agreement.  Upon notice from EBRD, the Borrower shall pay to EBRD, or reimburse EBRD for, an amount equal to any such Taxes levied on or paid by EBRD.

Section 5.11.	Operational Documents

(a)           The Borrower shall and shall procure that each of its relevant Subsidiaries shall obtain and maintain in full force and effect (or, where any such Licence is to expire during the term of this Agreement, renew) each of the Licences and shall procure that each of its relevant Subsidiaries shall comply at all times in all material respects with all provisions thereof.

(b)           The Borrower shall and shall procure that CME Media Enterprises B.V. shall maintain the Framework Agreement in full force and effect and perform its obligations under, and not commit any breach of or default under, such agreement.

Section 5.12.	Further Documents

           The Borrower shall execute all such other documents and instruments and do all such other acts and things as EBRD may determine are necessary or desirable to give effect to the provisions of the New Financing Agreements (or to procure the giving effect to such provisions) and to cause the New Financing Agreements to be duly registered, notarised and stamped in any applicable jurisdiction.  The Borrower hereby irrevocably appoints and constitutes EBRD as the Borrower's true and lawful attorney with right of substitution (in the name of the Borrower or otherwise) to execute such documents and instruments and to do such acts and things in the name of and on behalf of the Borrower in order to carry out the provisions hereof .

Section 5.13.	Costs and Expenses

(a)           The Borrower shall, whether or not any Disbursement is made, pay to EBRD or as EBRD may direct, within 30 days of EBRD furnishing to the Borrower the invoice therefor (but, in any event, prior to the first Disbursement in the case of costs and expenses incurred and invoiced to the Borrower prior to the date of the first Disbursement), all reasonable out-of-pocket costs and expenses (including,  reasonable travel expenses and the reasonable fees and expenses of outside counsel to EBRD and all other reasonable financial, accounting, environmental and other consulting fees and expenses) incurred by EBRD in connection with:

(1)              the assessment, preparation, negotiation and arrangement of the Loan by EBRD;

(2)              the preparation, review, negotiation, execution and, where appropriate, stamping, registration and notarisation of the New Financing Agreements, the Operational Documents and the Security and any other documents related thereto;

(3)              the giving of any legal opinions hereunder; and

(4)              the administration of the New Financing Agreements, including visits by environmental staff (but, for the avoidance of doubt, excluding amounts representing any salaries of employees of EBRD).

 (b)           The Borrower shall pay to EBRD or as EBRD may direct, on demand, all fees, costs and expenses (including, legal fees and expenses) incurred by EBRD:

(1)              in the determination of whether there has occurred a Default;

(2)              in respect of the preservation or enforcement of any of its rights under any New Financing Agreement and the collection of any amount owing to EBRD; and

(3)              in connection with the assessment, preparation, review, negotiation, execution and, where appropriate, registration and notarisation of any amendment to or waiver of any New Financing Agreement or any other document related thereto.

Section 5.14.	Reports; Furnishing of Information

(a)           (1)      The provisions of Section 4.12 (excluding Section 4.12(3) and the final paragraph of Section 4.12) of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full, provided that the requirement to provide to or make information available to the 2005 Trustee or the holders of the 2005 Notes shall not be incorporated mutatis mutandis herein.

(2)         Insofar as the annual and quarterly information required under Section 5.14(a)(1) is not filed with the Commission and/or is not publicly available by reference to the internet website of the Borrower within the time required thereunder (by reference to Section 4.12 of the 2005 Indenture) the Borrower shall, promptly upon becoming aware thereof, provide paper copies thereof to EBRD in the form required under Regulation S-X.

(b)          Within 45 days after the end of each quarter of each Financial Year, the Borrower shall notify EBRD of the Leverage Ratio for the Borrower and its Restricted Subsidiaries, such Leverage Ratio to be calculated as at the last day of the quarter being reported on.

(c)          Within 60 days after the end of each Financial Year, the Borrower shall furnish to EBRD a statement of the principal repayments scheduled to be made in each succeeding Financial Year up to and including the Financial Year ending on 31 December 2011 (and any subsequent Financial Year to the extent that any amounts may remain outstanding hereunder by the Borrower in such Financial Year) in respect of all of its Indebtedness other than amounts required for a mandatory reduction referred to in the exception to Section 6.13.

(d)          As soon as available but, in any event, within 60 days after the end of each Financial Year, the Borrower shall furnish to EBRD information on the identity and nationality of the contractor and the value of the contract in respect of any contract awarded by the Borrower or any Subsidiary relating to the Project (A) which is in respect of construction or works and has a value in excess of €5,000,000 (or the equivalent thereof in other currencies at then current  rates of exchange), or (B) which is in respect of the purchase of goods or the provision of consultancy services with a value in excess of €1,000,000 (or the equivalent thereof in other currencies at then current  rates of exchange).

(e)           As soon as available but, in any event, within 60 days after the end of each Financial Year, the Borrower shall furnish to EBRD a report, in form and scope satisfactory to EBRD, on Environmental Matters and Social Matters arising in relation to the Borrower or the Project during such Financial Year, such report to be in the form set out in Exhibit F hereto.

(f)           The Borrower shall promptly notify EBRD of any amendments and/or supplements to the 2005 Indenture and shall provide certified copies to EBRD promptly upon execution thereof.

(g)           The Borrower shall promptly notify EBRD of:

(1)              any proposed material change in the nature or scope of the Project or the business or operations of the Borrower or any Restricted Subsidiary; and

(2)              any event or condition (including, any pending or threatened litigation, arbitration or administrative proceeding and any damage to or destruction of Project facilities) which is reasonably likely to have a Material Adverse Effect.

(h)          Immediately upon the occurrence of any Default, the Borrower shall give EBRD notice thereof specifying the nature of such Default and any steps the Borrower is taking to remedy the same.

(i)           Immediately upon the occurrence of any incident or accident relating to the Borrower or any Subsidiary or the Project which is likely to have a material adverse effect on the environment, health or safety, the Borrower shall give EBRD notice thereof specifying the nature of such incident or accident and any steps which are being taken to remedy the same.  Without limiting the generality of the foregoing, an incident or accident is likely to have a material adverse effect on the environment, health or safety if any applicable law requires notification of such incident or accident to any Governmental Authority, such incident or accident involves fatality or multiple serious injuries requiring hospitalisation or such incident or accident has become public knowledge whether through media coverage or otherwise.

(j)           The Borrower shall furnish promptly to EBRD such other information as EBRD may from time to time reasonably request (including, in order to facilitate EBRD’s evaluation of the Project).  Upon request of EBRD acting reasonably, the Borrower shall and shall procure that any Significant Subsidiary shall permit representatives of EBRD (including, any consultants engaged by EBRD) to visit the Project or any of the premises where the operations of the Borrower or such Significant Subsidiary (as the case may be) is conducted or where the Project is being carried out and to have access to the books of account and records of the Borrower, each Subsidiary Guarantor and each Significant Subsidiary (as the case may be).

Section 5.15.	Original Loan Agreement

For the purposes of Sections 5.03, 5.05 and 5.14(a), (b), (c), (d), (e), (f) and (i), any notice, document or information provided by the Borrower to EBRD as required under those Sections and which is required to be provided under identical provisions of the Original Loan Agreement shall be deemed to be satisfied hereunder by the Borrower providing the relevant notice, document or information for the purposes of, and in accordance with, the Original Loan Agreement.

ARTICLE VI - NEGATIVE COVENANTS

Unless EBRD otherwise agrees in writing:

Section 6.01.	Limitation on Indebtedness

The provisions of Section 4.3 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full, provided that, for the purposes of the definition of “Refinancing Indebtedness”, if the Indebtedness being refinanced is Indebtedness of the Borrower or a Subsidiary Guarantor then such Refinancing Indebtedness should also be Indebtedness of the Borrower or Subsidiary Guarantor (as the case may be) that Incurred the initial Indebtedness.

Section 6.02.	Limitation on Restricted Payments; Investments

The provisions of Section 4.4 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full, and references to “Default” and “Event of Default” shall be defined in accordance with Section 1.01 hereof.

Section 6.03.	Limitation on Liens

The provisions of Section 4.6 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full.

Section 6.04.	Waiver of Stay; Extension or Usury Laws

The provisions of Section 4.7 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full.

Section 6.05.	Limitation on Restrictions on Distributions from Restricted Subsidiaries

The provisions of Section 4.8 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full.

Section 6.06.	Limitation on Sales of Assets and Subsidiary Stock

(a)           The provisions of Section 4.9 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full, save that the provisions of Section 6.06(b) and (c) below shall apply hereunder in connection with any Asset Disposition Offer under, and shall supplement, Section 4.9 of the 2005 Indenture.

(b)           The parties hereto agree and acknowledge that, for the purposes of Section 4.9 of the 2005 Indenture, the Indebtedness arising under this Agreement constitutes Pari Passu Indebtedness and/or Pari Passu Notes, as the context requires.  For the avoidance of doubt, in the event that an Asset Disposition Offer is made under Section 4.9 of the 2005 Indenture, the Borrower will be required to make such Asset Disposition Offer to EBRD in accordance with the procedures and under the terms and conditions outlined in Section 4.9 of the 2005 Indenture.  Amounts of the Loan prepaid by the Borrower under this Section 6.06(b) may not be reborrowed and the Commitment shall reduce accordingly.

(c)           For the purposes of this Section 6.06, capitalised terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the 2005 Indenture.

Section 6.07.	Limitation on Affiliate Transactions; Arm’s Length Transactions

The provisions of Section 4.10 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full.

Section 6.08.	Limitation on Lines of Business

The provisions of Section 4.13 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full.

Section 6.09.	Merger, Amalgamation and Consolidation

The provisions of Section 4.18 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full, and all obligations therein by the Issuer or a Subsidiary Guarantor (or a Successor Company or Successor Guarantor) to the 2005 Trustee in respect of the 2005 Notes, the 2005 Indenture or the Subsidiary Guarantees (as defined thereunder) shall be read and construed as the Borrower’s or Subsidiary Guarantor’s (or a Successor Company’s or Successor Guarantor’s) obligations to EBRD in respect of the Loan, this Agreement or the New Subsidiary Guarantees hereunder, and all references to “Default” and “Event of Default” shall be defined in accordance with Section 1.01 hereof.

Section 6.10.	Limitation on Sale of Stock of Restricted Subsidiaries

The provisions of Section 4.20 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full.

Section 6.11.	Limitation on Guarantees of the Borrower and Subsidiary Guarantor Indebtedness

The provisions of Section 4.21 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full, and the reference therein to the “Notes” shall be read and construed as a reference to the “Loan” hereunder.

Section 6.12.	Impairment of Security Interest

The provisions of Section 4.22 of the 2005 Indenture (together with the definitions set out in the 2005 Indenture insofar as they relate thereto) are hereby incorporated herein mutatis mutandis as if set out herein in full, and references therein to the “Collateral” shall be read and construed as references to the “Security” hereunder and the reference therein to the “Security Documents” shall be read and construed as a reference to the New Security Documents hereunder.

Section 6.13.	Repayment of Indebtedness

The Borrower shall not enter into or permit to subsist any financial debt of the Borrower to any third party and/or any amounts payable by the Borrower on capital leases or similar financial instruments in respect of which, in any such case, scheduled principal repayments exceed US$20,000,000 in any calendar year while any amounts are outstanding or may become due by the Borrower hereunder (except for any amounts required for the mandatory reduction of the revolving facility dated 29 July 2005 between ING Bank N.V. and Produkcija Plus storitveno podjetje d.o.o. and the Czech Loans).

Section 6.14.	Changes to Project and Charter

(a)           The Borrower shall not change, or permit changes to be made to, the nature or scope of the Project in any material way.

(b)           The Borrower shall not make changes to its Charter in any manner which would be inconsistent with the provisions of any New Financing Agreement.

ARTICLE VII - EVENTS OF DEFAULT

Section 7.01.	Events of Default

Each of the following events and occurrences shall constitute an Event of Default under this Agreement:

(a)           Payments.  The Borrower or any Subsidiary Guarantor fails to pay when due any amount payable pursuant to any Original Financing Agreement or any New Financing Agreement at the place and in the currency in which it is expressed to be payable.

(b)           Covenants.  The Borrower or any Subsidiary Guarantor fails to perform in a timely manner any of its obligations under any Original Financing Agreement or any New Financing Agreement or any other agreement between the Borrower or such Subsidiary Guarantor and EBRD, the failure to perform such obligation is not referred to elsewhere in this Section 7.01 and, if capable of remedy, such failure to perform has continued for a period of 30 days after notice thereof has been given to the Borrower by EBRD.

(c)           Framework Agreement.  The Borrower fails to perform in a timely manner any of its obligations under the Framework Agreement, the failure to perform such obligation is not referred to elsewhere in this Section 7.01 and, if capable of remedy, such failure to perform has continued for a period of 30 days after notice thereof has been given to the Borrower by EBRD.

(d)           Czech Licence.  (i)  The TV Nova Licence is (whether in whole or in part) terminated, suspended, withdrawn, revoked, materially modified or varied (in such a way that such modification or variation is reasonable likely to have a Material Adverse Effect) or cancelled (including, without limiting the generality of the foregoing, declared illegal or unenforceable or nullified) or otherwise expires and is not renewed prior to its expiration or otherwise ceases to be in full force and effect; or (ii) any event occurs which is reasonably likely to give rise to such termination, suspension, withdrawal, revocation, cancellation, expiry or cessation in circumstances where the Borrower is unable to demonstrate to the reasonable satisfaction of the EBRD within 30 (thirty) days of such event occurring that such termination, suspension, withdrawal, revocation, cancellation, expiry or cessation will not occur or that it is taking steps agreed with EBRD to mitigate the risk of such termination, suspension, withdrawal, revocation, cancellation, expiry or cessation.

(e)           Other Licences.  (i)  Any of the Licences other than the TV Nova Licence is (whether in whole or in part) terminated, suspended, withdrawn, revoked, materially modified or varied  or cancelled (including, without limiting the generality of the foregoing, declared illegal or unenforceable or nullified) or otherwise expires and is not renewed prior to its expiration or otherwise ceases to be in full force and effect (in such a way as to be reasonably likely to have a Material Adverse Effect); or (ii) any event occurs which is reasonably likely to give rise to such termination, suspension, withdrawal, revocation, cancellation, expiry or cessation in circumstances where the Borrower is unable to demonstrate to the reasonable satisfaction of the EBRD within 30 (thirty) days of such event occurring that such termination, suspension, withdrawal, revocation, cancellation, expiry or cessation will not occur or is not reasonably likely to have a Material Adverse Effect, or that it is taking steps agreed with EBRD to mitigate the risk of such termination, suspension, withdrawal, revocation, cancellation, expiry or cessation.

(f)           Representations.  Any representation or warranty made or confirmed by the Borrower or any Subsidiary Guarantor in any Original Financing Agreement or any New Financing Agreement was false or misleading in any material respect when made or repeated.

(g)           Nationalisation.  Any Governmental Authority condemns, nationalises, seizes or otherwise expropriates all or any substantial part of the property or other assets of the Borrower, any Subsidiary Guarantor or any Significant Subsidiary or of its share capital, or assumes custody or control of such property or other assets or of the business or operations of the Borrower, any Subsidiary Guarantor or any Significant Subsidiary or of its share capital, or acquires majority ownership of the Borrower, any Subsidiary Guarantor or any Significant Subsidiary or takes any action for the dissolution or disestablishment of the Borrower, any Subsidiary Guarantor or any Significant Subsidiary or any action that would prevent the Borrower, any Subsidiary Guarantor or any Significant Subsidiary or its officers from carrying on its business or operations or a substantial part thereof.

(h)           Bankruptcy.  A decree or order by a court is entered adjudging the Borrower, any Subsidiary Guarantor or any Significant Subsidiary bankrupt or insolvent or ordering the winding up or liquidation of its affairs; or a petition is filed seeking reorganisation, administration, arrangement, adjustment, composition or liquidation of or in respect of the Borrower, any Subsidiary Guarantor or any Significant Subsidiary under any applicable law; or a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official is appointed over or in respect of the Borrower, any Subsidiary Guarantor or any Significant Subsidiary or any substantial part of its property or assets; or the Borrower, any Subsidiary Guarantor or any Significant Subsidiary institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition or answer or consent seeking reorganisation, administration, relief or liquidation under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official of the Borrower, any Subsidiary Guarantor or any Significant Subsidiary or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or any other event occurs which under any applicable law would have an effect analogous to any of the events listed in this Section.

(i)           Indebtedness.  Any Indebtedness of the Borrower, any Subsidiary Guarantor or any Significant Subsidiary (other than the Loan or Indebtedness owed to the Borrower, any Subsidiary Guarantor or any Restricted Subsidiary) in excess of US$25,000,000 (or the equivalent thereof in other currencies), is not paid when due nor within any applicable period of grace; or a default of any nature occurs under any agreement pursuant to which there is outstanding any such Indebtedness and such default continues beyond any applicable period of grace; or any such Indebtedness becomes prematurely due and payable or is placed on demand as a result of a default (however described under the terms of such Indebtedness).

(j)           Material Adverse Effect.  Any circumstance or event occurs which, in the reasonable opinion of EBRD, is likely to have a Material Adverse Effect.

Section 7.02.	Consequences of Default

           If an Event of Default occurs and is continuing, then EBRD may at its option, by notice to the Borrower, declare all or any portion of the principal of, and accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become (anything in this Agreement to the contrary notwithstanding), either:

(1)              due and payable on demand; or

(2)              immediately due and payable without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII - MISCELLANEOUS

Section 8.01.	Term of Agreement

This Agreement shall continue in force until the date that the obligation of EBRD to make Disbursements hereunder has terminated in accordance with the terms hereof or, if later, until all moneys payable hereunder have been fully paid in accordance with the provisions hereof; provided that the indemnities and warranties of the Borrower and the provisions of Section 8.03, Section 8.08, Section 8.09 and Section 8.10 shall survive repayment of the Loan and termination of this Agreement.

Section 8.02.	Entire Agreement; Amendment and Waiver

(a)           This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction.  Any amendment to, waiver by EBRD of any of the terms or conditions of, or consent given by EBRD under, this Agreement (including, this Section 8.02) shall be in writing, signed by EBRD and, in the case of an amendment, by the Borrower.  The parties to this Agreement may by agreement rescind or vary this Agreement without the consent of any person that is not a party to this Agreement.  In the event that EBRD waives a condition to any Disbursement, the Borrower shall, by receiving the proceeds of such Disbursement, be deemed to have agreed to all of the terms and conditions of such waiver.

(b)           In the event that the Borrower repays or refinances the 2005 Notes prior to their scheduled maturity date, in light of the Borrower’s policy to align the covenants of its financing facilities to the extent commercially practicable, it is acknowledged that the Borrower may request EBRD to consider reviewing certain covenants in Articles V and VI of this Agreement which are aligned to the 2005 Indenture with a view, so far as is appropriate in EBRD’s absolute discretion and in the light of any circumstances at the time, to aligning such covenants to those of the 2007 Indenture.  EBRD agrees to consider any such request on the basis that this Section 8.02(b) does not constitute any commitment on the part of EBRD to amend any terms of this Agreement.

Section 8.03.	Notices

Any notice, application or other communication to be given or made under this Agreement to EBRD or to the Borrower shall be in writing.  Except as otherwise provided in this Agreement, such notice, application or other communication shall be deemed to have been duly given or made when it is delivered by hand, courier or facsimile transmission to the party to which it is required or permitted to be given or made at such party's address specified below or at such other address as such party designates by notice to the party giving or making such notice, application or other communication.

For the Borrower:

Central European Media Enterprises Ltd.
c/o CME Development Corp.
Aldwych House
81 Aldwych
London WC2B 4HN
United Kingdom

Attention:	General Counsel

Fax:	+44-20-7430-5403

For EBRD:

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom

Attention:	Operation Administration Unit

Fax:	+44-20-7338-6100

Section 8.04.	English Language

All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the party providing such document, which translation shall be the governing version between the Borrower and EBRD.

Section 8.05.	Financial Calculations

All financial calculations to be made under, or for the purposes of, this Agreement shall be made in accordance with Generally Accepted Accounting Principles and, except as otherwise required to conform to the provisions of this Agreement, shall be made using the then most recently issued quarterly Financial Statements which the Borrower is required to furnish to EBRD from time to time under Section 5.14(a); provided, however, that:

(1)              if the relevant quarterly Financial Statements should be in respect of the last quarter of a Financial Year then such calculations shall instead be made from the audited Financial Statements for the relevant Financial Year; and

(2)              if there should occur any material adverse change in the financial condition of the Borrower after the end of the period covered by the relevant Financial Statements, then such material adverse change shall also be taken into account in calculating the relevant figures.

Section 8.06.	Rights, Remedies and Waivers

(a)           The rights and remedies of EBRD in relation to any misrepresentations or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of EBRD into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of EBRD in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)           No course of dealing or waiver by EBRD in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of EBRD with respect to any other condition of Disbursement or be construed to be a waiver thereof.

(c)           No action of EBRD in respect of any Disbursement shall affect or impair any right, power or remedy of EBRD in respect of any other Disbursement.  Without limiting the foregoing, the right of EBRD to require compliance with any condition under this Agreement which may be waived by EBRD in respect of any Disbursement is, unless otherwise notified to the Borrower by EBRD, expressly preserved for the purposes of any subsequent Disbursement.

(d)           No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to EBRD upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein.  No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No action of EBRD in respect of any such default, or acquiescence by it therein, shall affect or impair any right, power or remedy of EBRD in respect of any other default.

(e)           The rights and remedies provided in this Agreement and the other New Financing Agreements are cumulative and not exclusive of any other rights or remedies, whether provided by applicable law or otherwise.

Section 8.07.	Indemnification

(a)           Subject to the provisions of this Agreement, the Borrower assumes full liability for, and agrees to and shall indemnify and hold harmless EBRD and its officers, directors, employees, agents and servants against and from, any and all liabilities, obligations, losses, damages (compensatory, punitive or otherwise), penalties, claims, actions, Taxes, suits, costs and expenses (including, reasonable legal counsel's fees and expenses and costs of investigation) of whatsoever kind and nature, including, without prejudice to the generality of the foregoing, those arising in contract or tort (including,  negligence) or by strict liability or otherwise, which are imposed on, incurred by or asserted against EBRD or any of its officers, directors, employees, agents or servants (whether or not also indemnified by any other person under any other document) and which in any way relate to or arise out of, whether directly or indirectly:

(1)              any of the transactions contemplated by any New Financing Agreement or the execution, delivery or performance thereof;

(2)              the operation or maintenance of the facilities of any member of the Group or the ownership, control or possession thereof by any member of the Group; or

(3)              the exercise by EBRD of any of its rights and remedies under any of the New Financing Agreements;

provided that EBRD shall not have any right to be indemnified hereunder for its own gross negligence or wilful misconduct.

(b)           The Borrower acknowledges that EBRD is entering into this Agreement, and has acted, solely as a lender, and not as an advisor, to the Borrower.  The Borrower represents and warrants that, in entering into the New Financing Agreements, it has engaged, and relied upon advice given to it by, its own legal, financial and other professional advisors and it has not relied on and will not hereafter rely on any advice given to it by EBRD.

Section 8.08.	Governing Law

This Agreement shall be governed by and construed in accordance with English law.

Section 8.09.	Arbitration and Jurisdiction

(a)           Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force.  There shall be one arbitrator and the appointing authority shall be LCIA.  The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings.  The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England.  The arbitral tribunal shall not be authorised to take or provide, and the Borrower agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against EBRD, any provisions of the UNCITRAL Arbitration Rules notwithstanding.  The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by EBRD (but no other party) insofar as such dispute arises out of any New Financing Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings.  In any arbitral proceeding, the certificate of EBRD as to any amount due to EBRD under any New Financing Agreement shall be prima facie evidence of such amount unless the findings in such certificate involve manifest error.

(b)           Notwithstanding Section 8.09(a), this Agreement and the other New Financing Agreements, and any rights of EBRD arising out of or relating to this Agreement or any other New Financing Agreement, may, at the option of EBRD, be enforced by EBRD in the courts of Bermuda or England or in any other courts having jurisdiction.  For the benefit of EBRD, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any other New Financing Agreement, or the breach, termination or invalidity hereof or thereof.  The Borrower hereby irrevocably designates, appoints and empowers CME Development Corp. at its registered office (being, on the date hereof, at Aldwych House, 81 Aldwych, London WC2B 4HN, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any New Financing Agreement.  The Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein.  The Borrower covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any New Financing Agreement and shall keep EBRD advised of the identity and location of such agent.  Nothing herein shall affect the right of EBRD to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction.  The commencement by EBRD of legal actions or proceedings in one or more jurisdictions shall not preclude EBRD from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not.  The Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

(c)           The Borrower agrees to the provisions of this Section 8.09 solely because the counterparty to this Agreement as at the date hereof is EBRD.

Section 8.10.	Privileges and Immunities of EBRD

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the Agreement Establishing the European Bank for Reconstruction and Development, international convention or any applicable law.

Section 8.11.	Waiver of Sovereign Immunity

The Borrower represents and warrants that this Agreement and the incurring by the Borrower of the Loan are commercial rather than public or governmental acts and that the Borrower is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement.  To the extent that the Borrower or any of its assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgement, other attachment or execution of judgement on the grounds of sovereignty or otherwise, the Borrower hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement.

Section 8.12.	Successors and Assigns; Third Party Rights

(a)           This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of EBRD.

(b)            EBRD may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Agreement and the other New Financing Agreements (including, by granting of Participations or otherwise).

(c)           Except as provided in Section 8.12(a) or 8.12(b), none of the terms of this Agreement are intended to be enforceable by any third party.

Section 8.13.	Disclosure

EBRD may disclose such documents, information and records regarding the Borrower and this transaction (including, copies of any New Financing Agreements and Operational Documents) as EBRD deems appropriate in connection with any dispute involving the Borrower or any other party to a New Financing Agreement, for the purpose of preserving or enforcing any of EBRD's rights under any New Financing Agreement or collecting any amount owing to EBRD or in connection with any Participation or any other proposed sale, transfer, assignment, novation or other disposal contemplated by Section 8.12; provided, however, that (save for such disclosure made at any time when an Event of Default has occurred and is continuing) the recipient to whom any such information is disclosed provides a confidentiality undertaking in respect thereof.

Section 8.14.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Wallace Macmillan
	Name:	Wallace Macmillan
	Title:	Chief Financial Officer

EUROPEAN BANK
FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Chris Taubman
Name: Chris Taubman
Title: Senior Banker

SCHEDULE 1 - COMMITMENT

Period	Commitment
Facility Agreement date to 10 May 2009	€50,000,000
11 May 2009 to 10 November 2009	€42,500,000
11 November 2009 to 10 May 2010	€35,000,000
11 May 2010 to 10 November 2010	€27,500,000
11 November 2010 to 10 May 2011	€20,000,000

1

EXHIBIT A - FORM OF DISBURSEMENT APPLICATION

[To Be Typed on Letterhead of the Borrower]

[Date]

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom

Attention:	Operation Administration Unit

Subject:	Operation No. 38237
Disbursement Application No. _____

Dear Sir/Madam:

1.           Please refer to the loan agreement dated [__________] (the “Loan Agreement”) between Central European Media Enterprises Ltd. (the “Borrower”) and European Bank for Reconstruction and Development (“EBRD”).

2.           Expressions defined in the Loan Agreement shall bear the same meanings herein.

3.           We hereby request the following [Renewal] Disbursement in accordance with the provisions of the Loan Agreement:

Currency required:	EURO
Amount (in figures and words):

Value Date:	[As soon as possible, on a date selected by EBRD in its discretion, but not later than]

Interest Period:

Payment Instructions (Borrower's Banking Details):

Borrower's Account Name:
Borrower's Account Number:
Borrower's Bank Name:
Borrower's Bank Address:

Borrower's Bank Correspondent Details:

Correspondent's Name:
Correspondent's Address:

Borrower's Bank's Account Name:
Borrower's Bank's Account Number:
Reference:

4.           For the purposes of Section 4.02 of the Loan Agreement, we hereby represent and warrant that:

(a)           all agreements, documents and instruments delivered to EBRD pursuant to Section 4.01 [(other than Section 4.01(d))]* of the Loan Agreement are in full force and effect and unconditional (except for the Loan Agreement having become unconditional, if that is a condition of any such agreement);

(b)           subject to Section 2.04(b) of the Loan Agreement, the representations and warranties made by the Borrower and the Subsidiary Guarantors in the New Financing Agreements are true on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof;

(c)           no Default (or, in the case of a Renewal Disbursement, no Event of Default) has occurred and is continuing;

(d)           the Borrower will not, as a result of such Disbursement, be in violation of its Charter, any provision contained in any agreement or instrument to which the Borrower is a party (including the Loan Agreement) or by which the Borrower is bound or any law applicable to the Borrower;

(e)           nothing has occurred which is reasonably likely to have a Material Adverse Effect; and

(f)           the proceeds of such Disbursement are needed by the Borrower for the purposes of the Project.
_______________________
*	Insert if the Notes have been repaid.

5.           The representations and warranties made in paragraph 4 above will continue to be true on and as of the date of such Disbursement with the same effect as though such representations and warranties had been made on and as of the date of such Disbursement.  If any such representation or warranty is no longer true on or prior to or as of the date of such Disbursement, we shall immediately notify EBRD and shall, upon demand by EBRD, repay any amount which has been or is disbursed by EBRD in respect of such Disbursement.

Yours faithfully,

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:
Authorised Representative

EXHIBIT B - FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

[To Be Typed on Letterhead of the Borrower]

[Date]

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom

Attention:	Operation Administration Unit

Subject:	Operation No. 38237
Certificate of Incumbency and Authority

Dear Sir/Madam:

With reference to the loan agreement dated [__________] (the “Loan Agreement”) between Central European Media Enterprises Ltd. (the “Borrower”) and European Bank for Reconstruction and Development (“EBRD”) and the other New Financing Agreements (as defined therein) I, the undersigned Secretary of the Borrower duly authorised by its Board of Directors, hereby certify that the following are the names, offices and true specimen signatures of the persons, any one of whom is and will continue to be (until EBRD has received actual written notice from the Borrower that they or any of them no longer continue to be) authorised, on behalf of the Borrower, individually:

(1)	to sign the Loan Agreement and any other agreements to which EBRD and the Borrower may be party in connection therewith;

(2)
to sign any Disbursement applications, certifications, letters or other documents to be provided under the Loan Agreement and under any other agreements to which EBRD and the Borrower may be party in connection therewith; and

(3)	to take any other action required or permitted to be taken by the Borrower under the Loan Agreement or any other agreement to which EBRD and the Borrower may be party in connection therewith:

B-1

NAME	OFFICE	SPECIMEN SIGNATURE

IN WITNESS WHEREOF, I have signed my name on the date first above written.

Yours faithfully,

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:
	Name:	Daniel Penn
	Title:	Secretary

B-2

EXHIBIT C - FORM OF LETTER TO AUDITORS

[To Be Typed on Letterhead of the Borrower]

[Date]
[Name of Auditors]
[Address]

Dear Sir/Madam:

We hereby authorise and request you to give to European Bank for Reconstruction and Development (“EBRD”) all such information as it may reasonably request with regard to the Financial Statements, both audited and unaudited, which we have agreed to furnish to EBRD under the terms of the loan agreement dated [__________] (the “Loan Agreement”) between ourselves and EBRD.  For your information, we enclose a copy of the Loan Agreement.

We authorise you, if so requested by EBRD, to send our audited accounts to EBRD to enable us to satisfy the reporting requirements set forth in Section 5.14 of the Loan Agreement.  When submitting such audited accounts to EBRD, you are also requested to send, at the same time, a copy of your full report on such accounts.

For our records, please ensure that you send to us a copy of every letter which you receive from EBRD immediately upon receipt and a copy of each reply made by you immediately upon the issue thereof.

Yours faithfully,

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:
Authorised Representative

Enclosure:  Loan Agreement

cc:	European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom
Attention:	Operation Administration Unit
Subject:	Operation No. 38237

C-1

EXHIBIT D – LIST OF SUBSIDIARIES
OF THE BORROWER

Company Name	Voting Interest	Jurisdiction of Organization

CME Media Investments s.r.o.	100%	Czech Republic
Vilja a.s.	100%	Czech Republic
CET 21 spol. s.r.o.	100%	Czech Republic
ERIKA a.s.	100%	Czech Republic
Media Capitol, a.s.	100%	Czech Republic
NOVA – V.I.P., a.s.	100%	Czech Republic*
HARTIC, a.s.	100%	Czech Republic
Galaxie sport s.r.o.	100%	Czech Republic
CME Slovak Holdings B.V.	100%	Netherlands

Media Pro International S.A.	95%	Romania
Media Vision S.R.L.	95%	Romania
MPI Romania B.V	95%	Netherlands
Pro TV S.A.	95%	Romania
Sport Radio TV Media SRL	95%	Romania
Media Pro Management S.A.	8.7%	Romania
Mediapro B.V.	10%	Netherlands

International Media Services Ltd.	60%	Bermuda
Innova Film GmbH	60%	Germany
Foreign Enterprise “Inter-Media”	60%	Ukraine
TV Media Planet Ltd.	60%	Cyprus
Broadcasting Company “Studio 1+1 LLC”	18%	Ukraine
Ukrainian Media Services LLC	99%	Ukraine
Ukrpromtorg-2003 LLC	65.5%	Ukraine
Gravis LLC	60.4%	Ukraine

Delta JSC	60.4%	Ukraine
Nart LLC	65.5%	Ukraine
TV Stimul LLC	49.1%	Ukraine
TOR LLC	60.4%	Ukraine
ZHYSA LLC	60.4%	Ukraine

A.R.J. a.s.	100%	Slovak Republic
Markiza-Slovakia spol. s.r.o.	100%	Slovak Republic
Gamatex spol. s.r.o.	80%	Slovak Republic*
ADAM a.s.	80%	Slovak Republic*

MMTV 1 d.o.o.	100%	Slovenia
Produkcija Plus d.o.o.	100%	Slovenia
POP TV d.o.o.	100%	Slovenia
Kanal A d.o.o.	100%	Slovenia
MTC Holding d.o.o.	24%	Slovenia*
Euro 3 TV d.o.o.	42%	Slovenia

Nova TV d.d.	100%	Croatia
Operativna Kompanija d.o.o.	100%	Croatia
Media House d.o.o.	100%	Croatia
Internet Dnevnik d.o.o.	76%	Croatia

CME Media Enterprises B.V.	100%	Netherlands
CME Czech Republic II B.V.	100%	Netherlands
CME Romania B.V.	100%	Netherlands

CME Ukraine Holding GmbH	100%	Austria
CME Cyprus Holding Ltd.	100%	Cyprus
CME Development Corporation	100%	USA (Delaware)

Central European Media Enterprises N.V.	100%	Netherlands Antilles
Central European Media Enterprises II B.V.	100%	Netherlands Antilles
CME SR d.o.o.	100%	Serbia

* In liquidation

EXHIBIT E – LICENCES

Romania (Bucharest Licences)

Pro TV SA
•	Acasa TV (satellite)
•	Pro TV (terrestrial)
•	Pro TV (satellite)
•	Pro TV (digital)
•	Pro Cinema (satellite)
•	Pro TV International (satellite)
•	Sport.ro (satellite)

Slovakia
•	TV Markiza

Slovenia (Ljubljana and Maribor Licences)
Kanal A
•	Ljubljana:	Krvavec (Euro 3 TV)
Krim
                •    Maribor:                   Boč

Pop TV
•	Ljubljana:	Krvavec
Krim
•	Maribor:	Pohorje

Ukraine
•	Studio 1+1 Licence Number 1771
•	Studio 1+1 Licence Number 0028-m (renewal of licence no. 0550)
•	Gravis Licence Number 2640 (renewal of licence no. 2462 (formerly no. 2241))
•	Gravis Licence Number 2750 (renewal of licence no. 2581 (formerly no. 2331))
•	Gravis Licence Number 0032-m
•	Gravis Licence Number 0007-m

Czech Republic
CET 21
•	Resolutions of the Council for Radio and Television Broadcasting granting the broadcasting licence to CET 21

E-1

Galaxie Sport

Resolutions of the Council for Radio and Television Broadcasting granting the broadcasting licence to Galaxie Sport

E-2

EXHIBIT F – REPORT ON ENVIRONMENTAL MATTERS AND SOCIAL MATTERS

[To be Typed on Letterhead of the Borrower]

1.	Introduction: Give date and identify who made the report.

2.	Environmental Management: Identify person responsible for overall environmental management and for worker health and safety. Give contact information.

3.
Permit Status:  Summarise changes, if any, in applicable environmental, safety, or health regulations and summarise the status of permits, licences or other approvals required for the Project and the Group’s operations as applicable to environmental, safety and/or health regulations; in particular, identify any such new permits or permits that will expire in less than a year.

4.
Compliance:  Summarise incidents of significant non-compliance by the Group with the applicable national and EU environmental or worker health and safety laws and regulations, (including fines imposed on the Borrower or relevant Subsidiary), and the steps taken or proposed by the Borrower or relevant Subsidiary to address any problems in these areas

5.	Worker health protection and safety: Summarise health and safety record, including accident rate and any initiatives implemented or planned during the reporting period, including training programmes.

6.	Public interaction: Summarise public complaints, if any, relating to the Project, and steps taken by the Borrower or relevant Subsidiary to address these.

F-1